Exhibit 13

FEDERAL DEPOSIT INSURANCE CORPORATION
Washington, D.C. 20429
FORM 10-K

☑	ANNUAL REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
FOR THE FISCAL YEAR ENDED DECEMBER 31, 2005.

☐	TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
FOR THE TRANSITION PERIOD FROM                      TO                     .
FDIC Certificate No. 19861
Yadkin Valley Bank and Trust Company
(Exact name of registrant as specified in its charter)

North Carolina	56-0905827
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)
209 North Bridge Street
Elkin, North Carolina 28621-3404
(Address of principal executive offices)
(336) 526-6300
(Registrant’s telephone number, including area code)

Securities registered under Section 12(b) of the Act: None.
Securities registered under Section 12(g) of the Act: Common Stock, $1.00 par value.
Indicate by check mark whether the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. Yes ☐ No ☑
Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.
Yes ☐ No ☑
Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☑ No ☐
Indicate by check mark if disclosure of delinquent filers in response to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer or a non-accelerated filer. See definition of “accelerated filer and large accelerated filer in Rule 12b-2 of the Exchange Act).
large accelerated filer ☐     accelerated filer ☑     non-accelerated filer ☐
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act). Yes ☐ No ☑
The aggregate market value of the registrant’s Common Stock at June 30, 2005, held by those persons deemed by the registrant to be non-affiliates, was approximately $141.5 million.
As of March 1, 2006 (the most recent practicable date), the registrant had outstanding 10,700,498 shares of Common Stock.
Documents Incorporated By Reference

Document	Where Incorporated
1. Proxy Statement for the Annual Meeting of Shareholders to be held May 25, 2006 to be mailed to shareholders within 120 days of December 31, 2005.	Part III

Form 10-K Table of Contents

PART I
Item 1 — Business
     Corporate history and address. Yadkin Valley Bank and Trust Company (the “Bank” or “Yadkin”) is a North Carolina-chartered commercial bank with its deposits insured by the Federal Deposit Insurance Corporation (“FDIC”) up to applicable limits. Yadkin is not a member of the Federal Reserve System (“Federal Reserve”). We were incorporated in 1968. On July 31, 2002, we acquired Main Street BankShares, Inc. and its subsidiary, Piedmont Bank, of Statesville, North Carolina and continue to operate the former Piedmont Bank offices under the assumed name “Piedmont Bank, a division of Yadkin Valley Bank and Trust Company.” On January 1, 2004, we acquired High Country Financial Corporation, and its subsidiary, High Country Bank, of Boone, North Carolina and continue to operate the former High Country Bank offices in Watauga County, North Carolina, under the assumed name “High Country Bank, a division of Yadkin Valley Bank and Trust Company.” On October 1, 2004 we acquired Sidus Financial, LLC, a mortgage lender that continues to operate as a wholly owned subsidiary. We operate in the central Piedmont and the northwestern region of North Carolina. Our common stock is listed on The Nasdaq National Market under the trading symbol “YAVY.”
     Yadkin’s principal executive offices are located at 209 North Bridge Street, Elkin, North Carolina 28621-3404, and the telephone number is (336) 526-6300. Our periodic securities reports on Forms 10-Q and 10-K are available on our website at www.yadkinvalleybank.com.
     Business. Yadkin’s operations are primarily retail oriented and directed toward individuals and small and medium-sized businesses located in our banking market and, to a lesser extent, areas surrounding our immediate banking market. Yadkin provides most traditional commercial and consumer banking services, but our principal activities are the taking of demand and time deposits and the making of consumer and commercial loans. Yadkin’s primary source of revenue is the interest income derived from its lending activities.
     At December 31, 2005, we had total assets of $1.0 billion, net loans held for investment of $728.1 million, deposits of $814.4 million, and shareholders’ equity of $116.3 million. We had net income of $11.2 million and $9.5 million and diluted earnings per share of $1.03 and $0.89 for the years ended December 31, 2005 and 2004, respectively. We had net income of $8.9 million and diluted earnings per share of $1.00 for the year ended December 31, 2003.
     Business Offices. Yadkin operates 23 full-service banking offices including the newest location in Statesville that opened in January 2006, and is headquartered in Elkin, North Carolina. We operate the offices in Jefferson and West Jefferson (Ashe County), Wilkesboro and North Wilkesboro (Wilkes County), Elkin (Surry County), and East Bend, Jonesville and Yadkinville (Yadkin County) under the Yadkin name. The offices in Statesville and Mooresville (Iredell County), and Cornelius and Huntersville (Mecklenburg County) are operated under the Piedmont Bank assumed name. The offices in Boone (Watauga County) and Linville (Avery County) are operated under the High Country Bank assumed name.
     Banking Market. Yadkin’s current banking market consists of the central piedmont counties of Mecklenburg and Iredell, and the northwestern counties of Ashe, Avery, Surry, Watauga, Wilkes and Yadkin in North Carolina and, to a lesser extent, the surrounding areas (the “Yadkin Market”). The Yadkin Market is located along Interstate 77 north of the Charlotte metropolitan area, and west of the “Piedmont Triad” area of North Carolina to the northwestern border with Virginia and Tennessee.
     Yadkin’s market area is well diversified and strong. The eight counties in which our branches are located had an estimated 2004 population of over 1.17 million people. Median family income in 2000 for the eight counties ranged from a low of $28,800 in mostly rural Ashe County to a high of over $50,500 in urban Mecklenburg County. Approximately 98% of the work force is employed in nonagricultural wage and salary positions. Government employs approximately 13% of the work force. The major non-governmental employment sectors were professional and management services (20%), health and educational services (17%), trade (17%), and manufacturing (11%).
     Competition. Commercial banking in North Carolina is extremely competitive due to state laws that allow statewide branching. North Carolina is the home of two of the largest ten commercial banks in the United States, each of which has branches located in the Yadkin Market. As of June 30, 2005, there were 13 branches in Ashe County operated by four commercial banks, including the Bank, and one savings institution (with its headquarters in Ashe County), holding approximately $453 million in deposits. Deposits of the Bank on that date in Ashe County totaled $135.3 million. On that date, there were 44 branches in Iredell County operated by 14 commercial banks, including the Bank, and two savings institutions (one with its headquarters in Iredell County), holding approximately $1.7 billion in deposits. Deposits of the Bank on that date in Iredell County totaled $197.0 million. On that date, there were 229 branches in Mecklenburg County operated by 20 commercial banks, including the Bank, and one savings institution, holding approximately $83.1 billion in deposits. Deposits of the Bank on that date in Mecklenburg County totaled $36.8 million. On that date, there were 29 branches in Surry County operated by ten commercial banks, including the Bank, with approximately $1.1 billion in deposits. Deposits of the Bank on that date in Surry County totaled $93.4 million. On that date, there were 20 branches in Wilkes County operated by 10 commercial banks, including the Bank, and one savings institution, with approximately $690.8 million in deposits. Deposits of the Bank on that date in Wilkes County totaled $91.7 million. On that date, there were eleven branches in Yadkin County operated by seven commercial banks, including the Bank, with approximately $386.8 million in deposits. Deposits of the Bank on that date in Yadkin County totaled $90.1 million. On that date, Watauga County had 20 branches operated by twelve commercial banks and three savings institutions, with total deposits of approximately $683.2 million. Deposits of the Bank in Watauga County totaled $111.9 million. Many of these competing banks have capital resources and legal lending limits substantially in excess of those available to us. Thus we have significant competition in our market for deposits from other depository institutions.
     Yadkin also competes for deposits in the Yadkin Market with other financial institutions such as credit unions, consumer finance companies, insurance companies, brokerage companies, agencies issuing United States government securities and other financial institutions with varying degrees of regulatory restrictions. In its lending activities, Yadkin competes with all other financial institutions as well as consumer finance companies, mortgage companies and other lenders. Credit unions have been permitted to expand their membership criteria and expand their loan services to include such traditional bank services as commercial lending. We expect competition in the Yadkin Market to continue to be significant.
     We believe we have sufficient capital to support our operations for the foreseeable future. We intend to continue to serve the financial needs of consumers and small-to-medium size businesses located primarily in the Yadkin Market. Our lending efforts will be focused on making quality consumer loans, commercial loans to small to medium sized businesses, and home equity loans. While our deposits and loans are derived primarily from customers in our banking market, we make loans and have deposit relationships with individual and business customers in areas surrounding our immediate banking market. We offer a full range of deposit products to include checking and savings accounts, money market accounts, certificates of deposit and individual retirement accounts. We rely on offering competitive interest rates and unmatched customer service to accomplish our deposit objectives.
     The Bank strives to offer its products and services in the manner that meets its customers’ expectations. For those customers who prefer to do their banking in a very hands-on, face-to-face manner, the Bank offers exceptional personal service. Customers who want to do their banking when and where they choose are able to utilize the automated teller machines, credit and debit card programs, and a full range of internet-based banking options.
          Supervision and Regulation. Banking is a complex, highly regulated industry. The primary goals of banking regulations are to maintain a safe and sound banking system and to facilitate the conduct of sound monetary policy. In furtherance of these goals, Congress and the North Carolina General Assembly have created largely autonomous regulatory agencies and enacted numerous laws that govern banks, their holding companies and the banking industry. The descriptions of and references to the statutes and regulations below are brief summaries and do not purport to be complete. The descriptions are qualified in their entirety by reference to the specific statutes and regulations discussed.
          As a North Carolina bank, Yadkin is subject to regulation, supervision and regular examination by the North Carolina Banking Commission (the “Commission”) through the North Carolina Commissioner of Banks (the “Commissioner”) and its applicable federal regulator is the Federal Deposit Insurance Corporation (“FDIC”). The North Carolina Banking Commission and the FDIC have the power to enforce compliance with applicable banking statutes and regulations.

Federal regulation
     As a North Carolina bank, Yadkin is subject to regulation, supervision and regular examination by the FDIC. The FDIC is required to conduct regular on-site examinations of the operations of the Bank and enforces federal laws that set specific requirements for bank capital, the payment of dividends, loans to officers and directors, and types and amounts of loans and investments made by commercial banks. Among other things, the FDIC must approve the establishment of branch offices, conversions, mergers, assumption of deposit liabilities between insured banks and uninsured banks or institutions, and the acquisition or establishment of certain subsidiary corporations. The FDIC can also prevent capital or surplus diminution in transactions where the deposit accounts of the resulting, continuing or assumed bank are insured by the FDIC.
          Transactions with Affiliates. A bank may not engage in specified transactions (including, for example, loans) with its affiliates unless the terms and conditions of those transactions are substantially the same or at least as favorable to the Bank as those prevailing at the time for comparable transactions with or involving other nonaffiliated entities. In the absence of comparable transactions, any transaction between a bank and its affiliates must be on terms and under circumstances, including credit standards, which in good faith would be offered or would apply to nonaffiliated companies. In addition, transactions referred to as “covered transactions” between a bank and its affiliates may not exceed 10% of the bank’s capital and surplus per affiliate and an aggregate of 20% of its capital and surplus for covered transactions with all affiliates. Certain transactions with affiliates, such as loans, also must be secured by collateral of specific types and amounts. The Bank is also prohibited from purchasing low quality assets from an affiliate. Every company under common control with the Bank is deemed to be an affiliate of the Bank.
          Loans to Insiders. Federal law also constrains the types and amounts of loans that the Bank may make to its executive officers, directors and principal shareholders. Among other things, these loans are limited in amount, must be approved by the Bank’s board of directors in advance, and must be on terms and conditions as favorable to the Bank as those available to an unrelated person.
          Regulation of Lending Activities. Loans made by the bank are also subject to numerous federal and state laws and regulations, including the Truth-In-Lending Act, Federal Consumer Credit Protection Act, the Equal Credit Opportunity Act, the Real Estate Settlement Procedures Act and Home Mortgage Disclosure Act. Remedies to the borrower or consumer and penalties to the Bank are provided if the Bank fails to comply with these laws and regulations. The scope and requirements of these laws and regulations have expanded significantly in recent years.
          Branch Banking. All banks located in North Carolina are authorized to branch statewide. Accordingly, a bank located anywhere in North Carolina has the ability, subject to regulatory approval, to establish branch facilities near any of our facilities and within our market area. If other banks were to establish branch facilities near our facilities, it is uncertain whether these branch facilities would have a material adverse effect on our business. Federal law provides for nationwide interstate banking and branching, subject to certain aging and deposit concentration limits that may be imposed under applicable state laws. Applicable North Carolina statutes permit regulatory authorities to approve de novo branching in North Carolina by institutions located in states that would permit North Carolina institutions to branch on a de novo basis into those states. Federal regulations prohibit an out-of-state bank from using interstate branching authority primarily for the purpose of deposit production. These regulations include guidelines to insure that interstate branches operated by an out-of-state bank in a host state are reasonably helping to meet the credit needs of the host state communities served by the out-of-state bank.
          Reserve Requirements. Pursuant to regulations of the Federal Reserve, the Bank must maintain average daily reserves against its transaction accounts. No reserves are required to be maintained on the first $7.8 million of transaction accounts, but reserves equal to 3.0% must be maintained on the aggregate balances of those accounts between $7.8 million and $40.5 million, and reserves equal to 10.0% plus $1.2 million must be maintained on aggregate balances in excess of $40.5 million. These percentages are subject to adjustment by the Federal Reserve. Because required reserves must be maintained in the form of vault cash or in a non-interest-bearing account at a Federal Reserve Bank, the effect of the reserve requirement is to reduce the amount of the institution’s interest-earning assets. As of December 31, 2005, the Bank met its reserve requirements.

          Community Reinvestment. Under the Community Reinvestment Act (“CRA”), as implemented by regulations of the federal bank regulatory agencies, an insured bank has a continuing and affirmative obligation, consistent with its safe and sound operation, to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for banks, nor does it limit a bank’s discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the federal bank regulatory agencies, in connection with their examination of insured banks, to assess the banks’ records of meeting the credit needs of their communities, using the ratings of “outstanding,” “satisfactory,” “needs to improve,” or “substantial noncompliance,” and to take that record into account in its evaluation of certain applications by those banks. All banks are required to make public disclosure of their CRA performance ratings. The Bank received a “satisfactory” rating in its most recent CRA examination.
          Governmental Monetary Policies. The commercial banking business is affected not only by general economic conditions but also by the monetary policies of the Federal Reserve, a federal banking regulatory agency that regulates the money supply in order to mitigate recessionary and inflationary pressures. Among the techniques used to implement these objectives are open market transactions in United States government securities, changes in the rate paid by banks on bank borrowings, and changes in reserve requirements against bank deposits. These techniques are used in varying combinations to influence overall growth and distribution of bank loans, investments, and deposits, and their use may also affect interest rates charged on loans or paid for deposits. The monetary policies of the Federal Reserve have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future. In view of changing conditions in the national economy and money markets, as well as the effect of actions by monetary and fiscal authorities, no prediction can be made as to possible future changes in interest rates, deposit levels, loan demand or the business and earnings of the Bank.
          Dividends. Under federal banking law, no cash dividend may be paid if a bank is undercapitalized or insolvent or if payment of the cash dividend would render the bank undercapitalized or insolvent, and no cash dividend may be paid by the bank if it is in default on any deposit insurance assessment due to the FDIC.
          Deposit Insurance Assessments. The Bank is required to pay deposit insurance assessments set by the FDIC. Under the current assessment rate schedule, the Bank’s assessment will range from no assessment to 0.27% of the Bank’s average deposit base, with the exact assessment determined by the Bank’s capital and the FDIC’s supervisory opinion of its operations. Only the strongest banks are not required to pay an assessment. The insurance assessment rate may change periodically. Changes in the assessment rate may have a material effect on the Bank’s operating results. The FDIC has the authority to terminate deposit insurance.
          Changes in Management. Any depository institution that has been chartered less than two years, is not in compliance with the minimum capital requirements of its primary federal banking regulator (currently the FDIC), or is otherwise in a troubled condition must notify its primary federal banking regulator of the proposed addition of any person to the board of directors or the employment of any person as a senior executive officer of the institution at least 30 days before such addition or employment becomes effective. During this 30-day period, the applicable federal banking regulatory agency may disapprove of the addition of such director or employment of such officer. The Bank is not subject to any such requirements.
          Enforcement Authority. The federal banking laws also contain civil and criminal penalties available for use by the appropriate regulatory agency against certain “institution-affiliated parties” primarily including management, employees and agents of a financial institution, as well as independent contractors such as attorneys and accountants and others who participate in the conduct of the financial institution’s affairs and who caused or are likely to cause more than minimum financial loss to or a significant adverse affect on the institution, who knowingly or recklessly violate a law or regulation, breach a fiduciary duty or engage in unsafe or unsound practices. These practices can include the failure of an institution to timely file required reports or the submission of inaccurate reports. These laws authorize the appropriate banking agency to issue cease and desist orders that may, among other things, require affirmative action to correct any harm resulting from a violation or practice, including restitution, reimbursement, indemnification or guarantees against loss. A financial institution may also be ordered to restrict its growth, dispose of certain assets or take other action as determined by the primary federal banking agency to be appropriate.

          Capital Adequacy. The Bank is subject to capital requirements and limits on activities established by the FDIC. Under the capital regulations, the Bank generally is required to maintain Tier 1 risk-based capital, as such term is defined therein, of 4% and total risk-based capital, as such term is defined therein, of 8%. In addition, the Bank is required to provide a minimum leverage ratio of Tier 1 capital to adjusted average quarterly assets (“leverage ratio”) equal to 3%, plus an additional cushion of 1% to 2% if the Bank has less than the highest regulatory rating. The Bank is not permitted to engage in any activity not permitted for a national bank unless (i) it is in compliance with its capital requirements and (ii) the FDIC determines that the activity would not pose a risk to the deposit insurance fund. With certain exceptions, the Bank also is not permitted to acquire equity investments of a type, or in an amount, not permitted for a national bank.
          Prompt Corrective Action. Banks are subject to restrictions on their activities depending on their level of capital. Federal “prompt corrective action” regulations divide banks into five different categories, depending on their level of capital. Under these regulations, a bank is deemed to be “well capitalized” if it has a total risk-based capital ratio of 10% or more, a core capital ratio of six percent or more and a leverage ratio of five percent or more, and if the bank is not subject to an order or capital directive to meet and maintain a certain capital level. Under these regulations, a bank is deemed to be “adequately capitalized” if it has a total risk-based capital ratio of eight percent or more, a core capital ratio of four percent or more and a leverage ratio of four percent or more (unless it receives the highest composite rating at its most recent examination and is not experiencing or anticipating significant growth, in which instance it must maintain a leverage ratio of three percent or more). Under these regulations, a bank is deemed to be “undercapitalized” if it has a total risk-based capital ratio of less than eight percent, a core capital ratio of less than four percent or a leverage ratio of less than four percent. Under these regulations, a bank is deemed to be “significantly undercapitalized” if it has a risk-based capital ratio of less than six percent, a core capital ratio of less than three percent and a leverage ratio of less than three percent. Under such regulations, a bank is deemed to be “critically undercapitalized” if it has a tangible equity ratio of less than or equal to two percent. In addition, the applicable federal banking agency has the ability to downgrade a bank’s classification (but not to “critically undercapitalized”) based on other considerations even if the bank meets the capital guidelines. As of December 31, 2005 the Bank was well capitalized within the meaning of the capital guidelines.
          If a state bank is classified as undercapitalized, the bank is required to submit a capital restoration plan to the FDIC and the FDIC may also take certain actions to correct the capital position of the bank. An undercapitalized bank is prohibited from increasing its assets, engaging in a new line of business, acquiring any interest in any company or insured depository institution, or opening or acquiring a new branch office, except under certain circumstances, including the acceptance by the FDIC of a capital restoration plan for the bank.
          If a state bank is classified as significantly undercapitalized, the FDIC would be required to take one or more prompt corrective actions. These actions would include, among other things, requiring sales of new securities to bolster capital, changes in management, limits on interest rates paid, prohibitions on transactions with affiliates, termination of certain risky activities and restrictions on compensation paid to executive officers. If a bank is classified as critically undercapitalized, the bank must be placed into conservatorship or receivership within 90 days, unless the FDIC determines otherwise.
          The capital classification of a bank affects the frequency of regulatory examinations of the bank and impacts the ability of the bank to engage in certain activities and affects the deposit insurance premiums paid by the bank. The FDIC is required to conduct a full-scope, on-site examination of every bank on a periodic basis.
          Banks also may be restricted in their ability to accept brokered deposits, depending on their capital classification. “Well capitalized” banks are permitted to accept brokered deposits, but all banks that are not well capitalized are not permitted to accept such deposits. The FDIC may, on a case-by-case basis, permit banks that are adequately capitalized to accept brokered deposits if the FDIC determines that acceptance of such deposits would not constitute an unsafe or unsound banking practice with respect to the bank.

          Deposit Insurance. The Bank’s deposits are insured up to $100,000 per insured account by the Bank Insurance Fund of the Federal Deposit Insurance Corporation. The Bank’s deposit insurance assessments may increase depending upon the risk category and subcategory to which the bank is assigned. The FDIC assesses insurance premiums on a bank’s deposits at a variable rate depending on the probability that the deposit insurance fund will incur a loss with respect to the bank. The FDIC determines the deposit insurance assessment rates on the basis of the bank’s capital classification and supervisory evaluations. Each of these categories has three subcategories, resulting in nine assessment risk classifications. The three subcategories with respect to capital are “well capitalized,” “adequately capitalized” and “less than adequately capitalized” (that would include “undercapitalized,” “significantly undercapitalized” and “critically undercapitalized” banks). The three subcategories with respect to supervisory concerns are “healthy,” “supervisory concern” and “substantial supervisory concern.” A bank is deemed “healthy” if it is financially sound with only a few minor weaknesses. A bank is deemed subject to “supervisory concern” if it has weaknesses that, if not corrected, could result in significant deterioration of the bank and increased risk to the Bank Insurance Fund. A bank is deemed subject to “substantial supervisory concern” if it poses a substantial probability of loss to the Bank Insurance Fund. Any increase in insurance assessments could have an adverse effect on the bank’s earnings.
State regulation.
     As a North Carolina-chartered bank, Yadkin is also subject to extensive supervision and regulation by the Commissioner. The Commissioner enforces state laws that set specific requirements for bank capital, the payment of dividends, loans to officers and directors, record keeping, and types and amounts of loans and investments made by commercial banks. Among other things, the approval of the Commissioner is generally required before a North Carolina-chartered commercial bank may establish branch offices. North Carolina banking law requires that any merger, liquidation or sale of substantially all of the assets of the Bank must be approved by the Commissioner and the holders of two thirds of the Bank’s outstanding common stock.
     Change of control. North Carolina banking laws provide that no person may directly or indirectly purchase or acquire voting stock of the Bank that would result in the change in control of the Bank unless the Commissioner has approved the acquisition. A person will be deemed to have acquired “control” of the Bank if that person directly or indirectly (i) owns, controls or has power to vote 10% or more of the voting stock of the Bank, or (ii) otherwise possesses the power to direct or cause the direction of the management and policy of the Bank.
     Loans. In its lending activities, the Bank is subject to North Carolina usury laws which generally limit or restrict the rates of interest, fees and charges and other terms and conditions in connection with various types of loans. North Carolina banking law also limits the amount that may be loaned to any one borrower.
     Dividends. The ability of the Bank to pay dividends is restricted under applicable law and regulations. Under North Carolina banking law, dividends must be paid out of retained earnings and no cash dividends may be paid if payment of the dividend would cause the bank’s surplus to be less than 50% of its paid-in capital.
     Holding companies. North Carolina banking law requires that bank holding companies register with the Commissioner. The Commissioner must also approve any acquisition of control of a state-chartered bank by a bank holding company.
Future legislation and regulations.
     Yadkin cannot predict what new legislation might be enacted or what regulations might be adopted or amended, or if enacted, adopted or amended, their effect on its operations. Any change in applicable law or regulation, state or federal, may have a material adverse effect on its business.
Number of Employees
     At December 31, 2005, the Bank had 311 full-time employees (including our executive officers) and 87 part-time employees. None of the employees are represented by any unions or similar groups, and we have not experienced any type of strike or labor dispute. We consider our relationship with our employees to be good.

Item 1A. Risk Factors
          An investment in our common stock involves risks. Shareholders should carefully consider the risks described below in conjunction with the other information in this Form 10K and information incorporated by reference in this Form 10K, including our consolidated financial statements and related notes. If any of the following risks or other risks which have not been identified or which we may believe are immaterial or unlikely, actually occur, our business, financial condition and results of operations could be harmed. This could cause the price of our stock to decline, and shareholders could lose part or all of their investment. This Form 10K contains forward-looking statements that involve risks and uncertainties, including statements about our future plans, objectives, intentions and expectations. Many factors, including those described below, could cause actual results to differ materially from those discussed in our forward-looking statements.
Our business strategy includes the continuation of significant growth plans, and our financial condition and results of operations could be negatively affected if we fail to grow or fail to manage our growth effectively.
          We intend to continue pursuing a significant growth strategy for our business. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in significant growth stages of development. We cannot assure you we will be able to expand our market presence in our existing markets or successfully enter new markets or that any such expansion will not adversely affect our results of operations. Failure to manage our growth effectively could have a material adverse effect on our business, future prospects, financial condition or results of operations, and could adversely affect our ability to successfully implement our business strategy. Also, if our growth occurs more slowly than anticipated or declines, our operating results could be materially adversely affected. Our ability to successfully grow will depend on a variety of factors including the continued availability of desirable business opportunities, the competitive responses from other financial institutions in our market areas and our ability to manage our growth
We may face risks with respect to future expansion.
     As a strategy, we have sought to increase the size of our franchise by aggressively pursuing business development opportunities, and we have grown rapidly in the last four years. We have purchased two other financial institutions as a part of that strategy. We may acquire other financial institutions or parts of those entities in the future. Acquisitions and mergers involve a number of risks, including:
•	the time and costs associated with identifying and evaluating potential acquisitions and merger partners;

•	the estimates and judgments used to evaluate credit, operations, management and market risks with respect to the target entity may not be accurate;

•	the time and costs of evaluating new markets, hiring experienced local management and opening new offices, and the time lags between these activities and the generation of sufficient assets and deposits to support the costs of the expansion;

•	our ability to finance an acquisition and possible ownership and economic dilution to our current shareholders;

•	the diversion of our management’s attention to the negotiation of a transaction, and the integration of the operations and personnel of the combining businesses;

•	entry into new markets where we lack experience;

•	the introduction of new products and services into our business;

•	the incurrence and possible impairment of goodwill associated with an acquisition and possible adverse short-term effects on our results of operations; and

•	the risk of loss of key employees and customers.
     We may incur substantial costs to expand, and we can give no assurance such expansion will result in the levels of profits we seek. There can be no assurance integration efforts for any future mergers or acquisitions will be successful. Also, we may issue equity securities, including common stock, and securities convertible into shares of our common stock in connection with future acquisitions, which could cause ownership and economic dilution to our current shareholders and to investors purchasing common stock in this offering. There is no assurance that, following any future mergers or acquisition, our integration efforts will be successful or our company, after giving effect to the acquisition, will achieve profits comparable to or better than our historical experience.
If the value of real estate in our core market areas were to decline materially, a significant portion of our loan portfolio could become under-collateralized, which could have a material adverse effect on us.
          With most of our loans concentrated in the central Piedmont and Northwestern region of North Carolina, a decline in local economic conditions could adversely affect the values of our real estate collateral. Consequently, a decline in local economic conditions may have a greater effect on our earnings and capital than on the earnings and capital of larger financial institutions whose real estate loan portfolios are geographically diverse. In addition to the financial strength and cash flow characteristics of the borrower in each case, the Bank often secures loans with real estate collateral. At December 31, 2005, approximately 72.2% of the Bank’s loans had real estate as a primary or secondary component of collateral. The real estate collateral in each case provides an alternate source of repayment in the event of default by the borrower and may deteriorate in value during the time the credit is extended. If we are required to liquidate the collateral securing a loan to satisfy the debt during a period of reduced real estate values, our earnings and capital could be adversely affected.
Interest rate volatility could significantly harm our business.
          Our results of operations are affected by the monetary and fiscal policies of the federal government and the regulatory policies of governmental authorities. A significant component of Yadkin’s earnings is our net interest income. Net interest income is the difference between income from interest-earning assets, such as loans, and the expense of interest-bearing liabilities, such as deposits. We may not be able to effectively manage changes in what we charge as interest on our earning assets and the expense we must pay on interest-bearing liabilities, which may significantly reduce our earnings. The Federal Reserve has made significant changes in interest rates during the last few years. Since rates charged on loans often tend to react to market conditions faster than do rates paid on deposit accounts, these rate changes may have a negative impact on our earnings until we can make appropriate adjustments in our deposit rates. In addition, there are costs associated with our risk management techniques, and these costs could be material. Fluctuations in interest rates are not predictable or controllable and, therefore, there can be no assurances of our ability to continue to maintain a consistent positive spread between the interest earned on our earning assets and the interest paid on our interest-bearing liabilities.
We may have higher loan losses than our allowance for loan losses.
          Our loan losses could exceed the allowance for loan losses that we have set aside. Our average loan size continues to increase and reliance on historic allowances for loan losses may not be adequate. Approximately 72.6% of our loan portfolio is composed of construction, commercial mortgage and commercial loans. Repayment of such loans is generally considered more subject to market risk than residential mortgage loans. Industry experience shows that a portion of loans will become delinquent and a portion of the loans will require partial or entire charge-off. Regardless of the underwriting criteria we utilize, losses may be experienced as a result of various factors beyond our control, including, among other things, changes in market conditions affecting the value of our loan collateral and problems affecting the credit of our borrowers.
The building of market share through our de novo branching strategy could cause our expenses to increase faster than our revenues.
          We intend to continue to build market share through our de novo branching strategy. We have regulatory approval to open a new branch, which we intend to do in early 2006. There are considerable costs involved in opening branches. New branches generally do not generate sufficient revenues to offset their costs until they have been in operation for at least a year or more. Accordingly, our new branches can be expected to negatively impact our earnings for some period of time until the branches reach certain economies of scale. Our expenses could be further increased if we encounter delays in the opening of any of our new branches. Finally, we have no assurance our new branches will be successful even after they have been established.

If we lose key employees with significant business contacts in our market area, our business may suffer.
          Our success is dependent on the personal contacts of our officers and employees in our market area. If we lose key employees temporarily or permanently, our business could be hurt. We could be particularly hurt if our key employees went to work for competitors. Our future success depends on the continued contributions of our existing senior management personnel, particularly on the efforts of our President and CEO, William A. Long, who has significant local experience and contacts in our market area.
Government regulations may prevent or impair our ability to pay dividends, engage in acquisitions, or operate in other ways.
          Current and future legislation and the policies established by federal and state regulatory authorities will affect our operations. We are subject to supervision and periodic examination by the Federal Deposit Insurance Corporation and the North Carolina Commissioner of Banks. Banking regulations, designed primarily for the protection of depositors, may limit our growth and the return to you as an investor in the Bank, by restricting our activities, such as:
•	the payment of dividends to shareholders;

•	possible transactions with or acquisitions by other institutions;

•	desired investments;

•	loans and interest rates;

•	interest rates paid on deposits; and

•	the possible expansion of branch offices
          We cannot predict what changes, if any, will be made to existing federal and state legislation and regulations or the effect that such changes may have on our business. The cost of compliance with regulatory requirements may adversely affect our ability to operate profitably.
Our trading volume has been low compared with larger banks and bank holding companies and the sale of substantial amounts of our common stock in the public market could depress the price of our common stock.
          The average daily trading volume of our shares on The Nasdaq National Market for the three months ended February 21, 2006 was approximately 3,900 shares. Lightly traded stock can be more volatile than stock trading in an active public market like that for the large bank holding companies. We cannot predict the extent to which an active public market for our common stock will develop or be sustained. In recent years, the stock market has experienced a high level of price and volume volatility, and market prices for the stock of many companies have experienced wide price fluctuations that have not necessarily been related to their operating performance. Therefore, our shareholders may not be able to sell their shares at the volumes, prices, or times that they desire. We cannot predict the effect, if any, that future sales of our common stock in the market, or availability of shares of our common stock for sale in the market, will have on the market price of our common stock. We therefore can give no assurance that sales of substantial amounts of our common stock in the market, or the potential for large amounts of sales in the market, would not cause the price of our common stock to decline or impair our ability to raise capital through sales of our common stock.
We face strong competition in our market area, which may limit our asset growth and profitability.
          The banking business in our primary market area, which is currently concentrated in the central Piedmont and Northwestern area of North Carolina, is very competitive, and the level of competition we face may increase further, which may limit our asset growth and profitability. We experience competition in both lending and attracting funds from other banks and nonbank financial institutions located within our market area, some of which are significantly larger, well-established institutions. Nonbank competitors for deposits and deposit-type accounts include savings associations, credit unions, securities firms, money market funds, life insurance companies and the mutual funds industry. For loans, we encounter competition from other banks, savings associations, finance companies, mortgage bankers and brokers, insurance companies, small loan and credit card companies, credit unions, pension trusts and securities firms. We may face a competitive disadvantage as a result of our smaller size, lack of multi-state geographic diversification and inability to spread our marketing costs across a broader market.
Our Articles of Incorporation include anti-takeover provisions that may prevent shareholders from receiving a premium for their shares or effecting a transaction favored by a majority of shareholders.
     Our Articles of Incorporation include certain anti-takeover provisions, such as being subject to the Shareholder Protection Act and Control Share Acquisition Act under North Carolina law, which may have the effect of preventing shareholders from receiving a premium for their shares of common stock and discouraging a change of control of the Bank by allowing minority shareholders to prevent a transaction favored by a majority of the shareholders. The primary purpose of these provisions is to encourage negotiations with our management by persons interested in acquiring control of the Bank. These provisions may also tend to perpetuate present management and make it difficult for shareholders owning less than a majority of the shares to be able to elect even a single director.
Our common stock is not FDIC insured.
          Our common stock is not a savings or deposit account or other obligation of the bank and is not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency and is subject to investment risk, including the possible loss of principal.
Item 1B. Unresolved Staff Comments
None.
Item 2 — Properties
     The Company currently operates out of 23 full-service banking offices, 6 mortgage lending offices operated by Sidus and 6 administrative offices as set forth below:

	Approximate Square	Year Established/
Office location	Footage	Acquired
110 West Market Street, Elkin, NC	2,350	1968
1318 North Bridge Street Elkin, NC	4,550	1989
101 North Bridge Street, Jonesville, NC	2,275	1971
117 Paulines Street, East Bend, NC	2,400	1998
1404 West D Street, North Wilkesboro, NC	3,178	1984
301 West Main Street, Wilkesboro, NC	2,400	1991
709 East Main Street, Jefferson, NC	4,159	1986
107 North Fifth Avenue, West Jefferson, NC	2,400	1988
1488 Mount Jefferson Road, West Jefferson, NC	4,900	2001
516 Hawthorne Drive, Yadkinville, NC	2,324	2004

Offices doing business as Piedmont Bank -
325 East Front Street, Statesville, NC	4,990	1998
127 North Cross Lane, Statesville, NC	2,485	1997
165 Williamson Road, Mooresville, NC	5,093	1998
520 East Plaza Drive, Mooresville, NC	3,689	2000
19525 West Catawba Avenue, Cornelius, NC	2,834	2000
100 North Statesville Road, Huntersville, NC	2,923	2000
197 Medical Park Road, Mooresville, NC	13,800	2005
3475 East Broad St, Statesville, NC	1,800	2006

Offices doing business as High Country Bank-
149 Jefferson Road, Boone, NC	4,600	1998
176 Shadowline Drive, Boone, NC	1,700	2000
520 Church Road, Boone, NC	215	2001

	Approximate Square	Year Established/
Office location	Footage	Acquired
783 W. King Street Ste A, Boone, NC	1,200	2004
3618 Mitchell Ave, Linville, NC	3,000	2005

Offices operated by Sidus Financial, LLC
1905 Turnberry Drive, Greenville, NC	10,000	2004
1073 13th Street SE, Hickory, NC	750	2004
350 South Cox Ste D, Asheboro, NC	800	2004
611 N. Courthouse Rd, Richmond, VA	2,847	2004
1824 E. Main St, Easley, SC	1,000	2004
4915 Water Edge Drive Ste 295, Raleigh, NC	1,000	2005

Offices housing administration and operations-
209 North Bridge Street, Elkin, NC	6,120	1979
290 North Bridge Street, Elkin, NC	2,516	1995
204 South Elm Street, Statesville, NC	5,435	2000
120 South Elm Street, Statesville, NC	2,381	2001
482 State Farm Road, Boone, NC	2,900	2003
101 West Main Street, Elkin	13,480	2004
Item 3 — Legal Proceedings
     Although the Bank is a defendant in various legal proceedings arising in the ordinary course of business, there are no legal proceedings pending or, to the best knowledge of the Bank’s management, threatened which, in the opinion of management, will have a material effect on the financial condition or results of operation of the Bank.
Item 4 — Submission of Matters to a Vote of Security Holders
     None.
PART II
Item 5 —Market for Common Stock, Related Stockholder Matters, and Issuer Purchases of Equity Securities
     Market for the Common Stock of the Bank. Yadkin first issued common stock during 1968 in connection with its initial incorporation and the commencement of its banking operations. Yadkin’s common stock is listed on The Nasdaq National Market under the trading symbol “YAVY.” As of March 1, 2006, the Bank had 4,439 shareholders of record.
The following table lists high and low published closing prices of Yadkin’s common stock (as reported on The Nasdaq National Market) for the calendar quarters indicated:

Year			Year
2005	Price		2004	Price
Quarterly Period	High	Low	Quarterly Period	High	Low
First quarter	$15.25	$13.75	First quarter	$17.98	$16.00
Second quarter	15.00	13.27	Second quarter	17.25	12.44
Third quarter	14.99	13.00	Third quarter	14.45	12.40
Fourth quarter	14.85	13.00	Fourth quarter	15.24	12.60
     Dividends. During 2004, a dividend of $0.10 per share was paid quarterly to Yadkin shareholders of record on the record dates for each payment. During 2005, a dividend of $0.10 per share was paid for the first quarter and a dividend of $0.11 was paid for the remaining three quarters to Yadkin shareholders of record on the record dates for each payment. In the future, any declaration and payment of cash dividends will be subject to Yadkin’s Board of Directors’ evaluation of its operating results, financial condition, future growth plans, general business and economic conditions, and tax and other relevant considerations. Also, the payment of cash dividends by Yadkin in the future will be subject to certain other legal and regulatory limitations (including the requirement that Yadkin’s capital be maintained at certain minimum levels) and will be subject to ongoing review by banking regulators. There is no assurance that, in the future, Yadkin will have funds available to pay cash dividends, or, even if funds are available, that it will pay dividends in any particular amount or at any particular times, or that it will pay dividends at all.
     Regulatory restrictions on cash dividends. North Carolina banking law requires that dividends be paid out of retained earnings and prohibits the payment of cash dividends if payment of the dividend would cause the Bank’s surplus to be less than 50% of its paid-in capital. Also, under federal banking law, no cash dividend may be paid if the Bank is undercapitalized or insolvent or if payment of the cash dividend would render the Bank undercapitalized or insolvent, and no cash dividend may be paid by the Bank if it is in default of any deposit insurance assessment due to the FDIC.
Issuer Purchase of Equity Securities

	Total Number of		Total Number of Shares Purchased	Maximum Number of Shares that
	Shares	Average Price	as Part of Publicly Announced Plans	May Yet Be Purchased Under the
Period	Purchased	Paid per Share	or Programs	Plans or Programs
10/1-10/31/05	—			298,994
11/1-11/30/05	5,000	14.00	5,000	293,994
12/1-12/31/05	13,080	14.04	13,080	280,914
Item 6 — Selected Financial Data
Selected Financial Data

Years Ended December 31,	2005	2004	2003	2002	2001
Total interest income	$53,250,997	$42,663,346	$33,126,834	$28,084,070	$26,788,908
Total interest expense	18,586,196	12,211,296	10,281,115	9,865,506	12,232,539
Net interest income	34,664,801	30,452,050	22,845,719	18,218,564	14,556,369
Provision for loan losses	1,724,000	1,620,000	1,280,000	1,460,000	1,350,000
Net interest income after provision for loan losses	32,940,801	28,832,050	21,565,719	16,758,564	13,206,369
Total other income	13,243,530	9,227,890	7,290,556	5,403,693	3,836,551
Total other expense	29,626,962	24,015,608	15,811,009	11,659,188	8,180,616
Income before income taxes	16,557,369	14,044,332	13,045,266	10,503,069	8,862,304
Income taxes	5,398,905	4,559,800	4,125,936	3,462,454	2,857,000

Net Income	$11,158,464	$9,484,532	$8,919,330	$7,040,615	$6,005,304

Net income per share information:
Basic	$1.04	$0.90	$1.02	$0.90	$0.83
Diluted	$1.03	$0.89	$1.00	$0.89	$0.83
Cash dividends	$0.43	$0.40	$0.40	$0.40	$0.40

Weighted average shares
Basic	10,685,457	10,531,774	8,724,515	7,790,276	7,246,982
Diluted	10,828,799	10,694,761	8,902,108	7,919,299	7,253,768

Key Balance Sheet Data

As of December 31,	2005	2004	2003	2002	2001
Loans, net	$759,483,119	$720,297,551	$474,769,820	$439,255,668	$239,589,066
Deposits	814,352,588	728,708,104	563,518,017	557,282,939	301,741,924
Total assets	1,024,294,504	959,790,276	683,807,059	663,404,841	368,713,918
Stockholders’ equity	116,322,897	111,640,237	72,870,703	68,124,970	45,467,848
Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations
Management’s Discussion and Analysis is provided to assist in understanding and evaluating Yadkin’s results of operations and financial condition. The following discussion should be read in conjunction with the consolidated financial statements and related notes included elsewhere herein.
Critical Accounting Policies
The accounting and reporting policies of the Bank and its subsidiaries are in accordance with accounting principles generally accepted in the United States and conform to general practices within the banking industry. The more critical accounting and reporting policies include the Bank’s accounting for loans, the provision and allowance for loan losses and goodwill. In particular, the Bank’s accounting policies relating to the provision and allowance for loan losses and possible impairment of goodwill involve the use of estimates and require significant judgments to be made by management. Different assumptions in the application of these policies could result in material changes in the consolidated financial position or consolidated results of operations. Please see the discussion below under “Loans,” “Provision for Allowance for Loan Losses,” and “Goodwill.” Also, please refer to Note 1 in the “Notes to Consolidated Financial Statements” for additional information regarding all of the Bank’s critical and significant accounting policies.
LOANS – Loans that management has the intent and ability to hold for the foreseeable future are reported at their outstanding principal balances adjusted for any deferred fees or costs. Substantially all loans earn interest on the simple interest method based on the outstanding principal balance.
Loans that are deemed to be impaired (i.e. probable that the Bank will be unable to collect all amounts due according to the terms of the loan agreement) are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or as a practical matter, at the loan’s observable market value or fair value of the collateral if the loan is collateral dependent. A valuation reserve is established as part of the allowance for loan losses to record the difference between the stated loan amount and the present value or market value of the impaired loan. Impaired loans may be valued on a loan-by-loan basis (e.g., loans with risk characteristics unique to an individual borrower) or on an aggregate basis (e.g. loans with similar risk characteristics). The Bank’s policy for recognition of interest income on impaired loans is the same as its interest income recognition policy for non-impaired loans. The Bank discontinues the accrual of interest when the collectibility of such interest becomes doubtful.
PROVISIONS AND ALLOWANCE FOR LOAN LOSSES – The provision for loan losses charged to operations is an amount sufficient to bring the allowance for loan losses to an estimated balance considered adequate to absorb probable incurred losses in the portfolio. Management’s determination of the adequacy of the allowance is based on an evaluation of the portfolio, current economic conditions, historical loan loss experience and other risk factors. Recovery of the carrying value of loans is dependent to some extent on future economic, operating, and other conditions that may be beyond the Bank’s control. Unanticipated future adverse changes in such conditions could result in material adjustments to the allowance for loan losses.
GOODWILL – Goodwill, which represents the excess of the purchase price over the fair value of net assets acquired in a business combination, is tested at least annually for impairment. The impairment test is a two-step process that begins with an initial impairment evaluation. If the initial evaluation suggests that an impairment of the asset value exists, the second step would determine the amount of the impairment, if any. If the tests conclude that goodwill is impaired, the carrying value would be adjusted, and an impairment loss would be recorded.
Financial Condition
The Bank’s total assets increased 6.7% from $959.8 million at December 31, 2004 to $1,024.3 million at December 31, 2005. Total gross loans held for investment increased 7.3% from $687.3 million at December 31, 2004 to $737.5 million at December 31, 2005. Deposits grew 11.7% from $728.7 million at December 31, 2004 to $814.3 million at December 31, 2005.
The balance of gross loans held for investment grew by $50.2 million (7.3%), and this moderate growth was consistent throughout 2005, a year of economic growth in North Carolina. Commercial real estate loans make up 32% of total loans followed by other commercial loans (25%), equity lines and real estate-construction (12% each), residential 1-4 family first liens (9%), consumer (6%), multifamily (3%) and farm loans (1%). The weighted average rate for loans held for investment at December 31, 2005 was 7.13%, and variable rate loans comprised 56% of the total.
Mortgage loans held for sale declined by $10.2 million (24.5%) even though loan closings in December 2005 exceeded loan closings in December 2004. These loans are closed, managed, and sold by Sidus Financial, LLC (“Sidus”), the Bank’s mortgage subsidiary acquired on October 1, 2004. The decrease was due to the timing of the closings and to the faster execution of sales to investors. The Bank continued its strategy of selling mortgage loans mostly to various investors with servicing released and to a lesser extent to the Federal National Mortgage Association and Federal Home Loan Mortgage Corporation with servicing rights retained. Loans held for sale are normally sold to investors within two to three weeks after closing. Loans closed by Sidus in 2005 totaled $838 million with monthly volume ranging from $43 million in January to $85 million in July.
The securities portfolio declined negligibly by $750,000 (0.7%), resulting from a $1.8 million increase in amortized cost and a $2.5 million decrease in the fair market value adjustment. All securities were held in the available-for-sale category and included U.S. Government agency securities of $47.1 million (41.7%), state and municipal securities of $32.0 million (27.9%), mortgage-backed securities of $25.7 million (22.7%), U.S. Treasury securities of $7.0 million (6.1%), and other securities of $2.0 million (1.6%). The fair market value adjustment declined from an unrealized gain of $1.1 million to an unrealized loss of $1.4 million as a result of increases in market rates. The tax equivalent yield of securities held at December 31, 2005 was 4.41%, an increase from 4.20% a year earlier.
Deposits grew by $85.6 million for the year ended December 31, 2005. Products were designed to attract deposits to checking, savings, and money market accounts with charges for checking accounts being lower than competitors’ charges. The largest contributors to deposit growth were certificates of deposit (CDs), which increased by a total of $78.8 million or 22.6% and noninterest-bearing deposits, which increased by $19.4 million or 16.7%. These deposit increases more than offset the declines in NOW accounts of $8.9 million and in savings accounts of $5.3 million. CDs were offered at rates in line with competitors’ rates and at one or more special rates and priced at 25-50 basis points higher than competitors’ rates for limited periods. These rates were needed in order to build a deposit base sufficient to fund loans. Although there is no concentration of deposits from one individual or entity, the Bank does have $170.6 million or 21% of its total deposits in the $100,000 or greater CDs (“jumbo CDs”) category. Jumbo CDs increased by $47.8 million or 39% over the balance at December 31, 2004. Due to the merger of many banks in the market, there were fewer places for individuals to open accounts and be insured above $100,000 by the Federal Deposit Insurance Corporation. These deposits reflect the rates that have been paid and the financial strength of the customers. The weighted average rate (WAR) for CDs outstanding on December 31, 2005 was 3.61%, up from 2.67% a year earlier, an increase of 94 basis points as compared to prime rate increase of 200 basis points. The WAR paid on outstanding jumbo CDs at December 31, 2005 was 27 basis points higher than on other CDs, an increase from the prior year-end spread of 17 basis points. The weighted average remaining term on jumbo CDs at December 31, 2005 was 13.5 months, down from 14.1 months a year earlier. The CD rate increases were attributable to the market rate increase, while the average terms decreased as investors selected shorter maturities due to the declining slope of the yield curve. Jumbo CDs were concentrated in the $100,000 to $200,000 range which comprised 60.3% of the total jumbo CD principal balance.
In addition to deposits, funding for the Bank’s assets was obtained from overnight repurchase agreements with businesses in the local market area. Funds borrowed under repurchase agreements increased from $30.5 million at December 31, 2004 to $30.6 million at December 31, 2005. Advances from the Federal Home Loan Bank at December 31, 2004 totaled $71.4 million compared to $53.4 million at December 31, 2005, a decrease of $18.0 million. Short-term advances decreased by $13.0 million and long-term advances decreased by $5.0 million
Results of Operations
The Bank’s net income for 2005 was $11,158,464, a 17.6% increase over 2004 net income of $9,484,532. Basic net income per common share was $1.04 in 2005 compared to $0.90 and $1.02 in 2004 and 2003, respectively. Diluted net income per common share was $1.03 in 2005 compared to $0.89 and $1.00 in 2004 and 2003, respectively. Return on average assets was 1.14% in 2005, 1.07% in 2004, and 1.39% in 2003. Return on average equity was 9.79% in 2005, 9.20% in 2004, and 12.69% in 2003. Return on tangible equity was 14.65% in 2005, 13.54% in 2004 and 14.66% in 2003. The returns increased in 2005 as a result of both loan growth and asset sensitivity to the rising prime rate which increased 200 basis points during the year. As the Rate/Volume Variance Analysis table of earning assets and interest-bearing liabilities shows, the increase in net interest income attributable to volume was $3.3 million while rate increases contributed another $0.8 million. In 2004, the ROA and ROE declined due to intangible assets acquired in the High Country Bank and Sidus acquisitions, to margin compression during the first six months, and to the subsequent flattening of the slope of the yield curve during the last six months. Other contributors to the decline in 2004 included a lower interest margin from assets and liabilities added in the business acquisitions, an increase in salaries and benefits from both branch openings and business acquisitions, and additional data communications expense required for responsive service delivery.
Net Interest Income
Net interest income is the primary source of operating income for the Bank. Net interest income is the difference between interest and fee income generated from earning assets and the interest paid on deposits and borrowed funds. The factors that influence net interest income include both changes in interest rates and changes in volume and mix of loans and deposits.
For analytical purposes, net interest income may be reported on a tax equivalent basis, which illustrates the tax savings on loans and investments exempt from state and/or federal income taxes. The tables that follow, Interest Rates Earned and Paid, and Interest Rate/Volume Analysis, represent components of net interest income for the years 2005, 2004, and 2003. These tables detail changes in interest income and expense and net interest income changes caused by rate and/or volume.
Taxable equivalent net interest income increased $4.4 million or 14.2% in 2005 over 2004 compared to an increase of $7.6 million or 32.9% in 2004 from 2003. Average earning assets increased $76.6 million or 9.8% in 2005 over 2004 after increasing $210.1 million or 36.6% in 2004. Average loans increased $84.4 million or 12.9% in 2005 compared with an increase of $209.3 million or 46.8% in 2004. Average investment securities decreased $8.8 million or 7.8% from 2004 to 2005 compared to an increase of $3.8 million or 3.3% from 2003 to 2004.
The net interest margin (taxable equivalent net interest income as a percentage of average interest earning assets) increased to 4.10% from 3.94% comparing 2005 to 2004 after decreasing to 3.94% from 4.05% for the prior comparative periods. As the Interest Rate/Volume Variance Analysis table (page 19) shows, the increase in net interest income during 2005 attributable to volume (asset and liability growth) was $3.4 million while rate increases contributed another $0.8 million. In addition, the net interest margin increase was partially attributable to funding a higher percentage of earning assets with noninterest-bearing liabilities in 2005. This factor is illustrated by a decline in the ratio of interest-bearing liabilities to interest earning assets to 84.8% in 2005 from 85.2% in 2004. Although the net interest margin declined from 2003 to 2004, net interest income increased due to the increase in loans. Increases in asset and liability rates during 2005 were driven by the prime rate increases from 5.25% to 7.25% following a smaller increase in 2004 from 4.00% to 5.25%. While rates increased during 2004, the increases occurred during only the last six months and were not enough to offset the net interest margin compression that occurred earlier in the year. In addition, loan growth was funded by a higher proportion of interest-bearing liabilities in 2004 than in 2003.
Interest spread was 3.71% in 2005 compared to 3.67% in 2004 and 3.75% in 2003. Interest spread measures the difference between net yield on interest earning assets (taxable equivalent net interest income as percentage of average interest earning assets) and the interest paid on interest-bearing liabilities.
The following table presents the daily average balances, interest income and expense, and average rates earned and paid on interest-earning assets and interest-bearing liabilities of the Bank for the last three years.
Interest Rates Earned and Paid
Net Interest Income Analysis-Fully Taxable Equivalent (dollars in thousands)

	For Years Ended December 31,
	2005			2004			2003
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
INTEREST EARNING ASSETS
Federal funds sold	$4,766	$163	3.42%	$5,388	$63	1.17%	$6,035	$71	1.18%
Interest-bearing deposits	2,978	84	2.82%	1,380	29	2.10%	3,551	61	1.72%
Investment securities (1)	111,911	4,671	4.17%	120,674	4,907	4.07%	116,853	5,024	4.30%
Total loans (1) (2)	740,719	48,932	6.61%	656,314	38,104	5.81%	447,052	28,361	6.34%

Total average earning assets (1)	860,374	53,850	6.26%	783,756	43,103	5.50%	573,491	33,517	5.84%

Non earning assets	122,221			101,720			67,153

Total average assets	$982,595			$885,476			$640,644

INTEREST BEARING LIABILITIES
NOW and money market	208,083	3,218	1.55%	201,157	2,173	1.08%	135,749	1,278	.94%
Savings	42,880	454	1.06%	44,222	454	1.03%	32,341	328	1.01%
Time Certificates	376,888	11,968	3.18%	344,019	7,922	2.30%	288,297	8,046	2.79%

Total interest bearing deposits	627,851	15,640	2.49%	589,398	10,549	1.79%	456,387	9,652	2.11%
Repurchase agreements sold	34,984	757	2.16%	29,218	379	1.30%	17,913	204	1.14%
Borrowed funds	66,694	2,189	3.28%	49,255	1,283	2.60%	17,768	425	2.40%

Total interest bearing liabilities	729,529	18,586	2.55%	667,871	12,211	1.83%	492,068	10,281	2.09%

Non-interest bearing deposits	131,395			108,017			73,382
Stockholders’ equity	114,033			103,046			70,290
Other liabilities	7,638			6,542			4,904

Total average liabilities and stockholders’ equity	$982,595			$885,476			$640,644

NET INTEREST INCOME/ MARGIN (3,4)		$35,264	4.10%		$30,890	3.94%		$23,236	4.05%

INTEREST SPREAD (5)			3.71%			3.67%			3.75%

1.	Yields related to investment securities and loans exempt from Federal income taxes are stated on a fully tax–equivalent basis, assuming a Federal income tax rate of 34%. The calculation includes an adjustment for nondeductible portion of interest expense used to fund tax exempt assets.

2.	The loan average includes loans on which accrual of interest has been discontinued.

3.	The net interest income is the difference between income from earning assets and interest expense.

4.	Net interest margin is net interest income divided by total average earning assets.

5.	Interest spread is the difference between the average interest rate received on earning assets and the average interest paid on interest-bearing liabilities.

The following table analyzes the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. The table distinguishes between (i) changes attributable to volume (changes in volume multiplied by the current period’s volume), and (ii) changes attributable to rate (changes in rate multiplied by the prior period’s volume).
Interest Rate/Volume Variance Analysis (in thousands)

	2005-2004			2004-2003
	Net Increase (Decrease)			Net Increase (Decrease)
	due to change in:			due to change in:
	Average	Average	Increase	Average	Average	Increase
	Balance	Rate	(Decrease)	Balance	Rate	(Decrease)
INTEREST EARNING ASSETS:
Federal funds sold	$(21)	$121	$100	$(8)	$0	$(8)
Investment securities	(328)	50	(278)	141	(307)	(166)
Other Investments	45	10	55	(49)	19	(30)
Total loans	5,562	5,149	10,711	12,149	(2,407)	9,742

Interest earning assets	$5,258	$5,330	$10,588	$12,233	$(2,695)	$9,538

INTEREST BEARING LIABILITIES
NOW and money market	$107	$938	$1,045	$707	$188	$895
Savings	(14)	14	0	122	4	126
Time certificates	1,044	3,002	4,046	1,283	(1,407)	(124)

Total interest bearing deposits	1,137	3,954	5,091	2,112	(1,215)	897
Borrowed funds	672	612	1,284	906	127	1,033

Total interest bearing liabilities	$1,809	$4,566	$6,375	$3,018	$(1,088)	$1,930

     Note: Variances caused by the changes in rate times the changes in volume are allocated equally.
     Tax effect of tax-exempt income from securities disregarded due to immateriality.
     Income on nonaccrual loans is included in the volume and rate variance analysis table only to the extent that it represents interest payments received.
Market Risk, Asset/Liability Management and Interest Rate Sensitivity
The Bank’s principal business is the origination or purchase of loans, funded by customer deposits, loan sales, and, to the extent necessary, other borrowed funds. Consequently, a significant portion of the Bank’s assets and liabilities are monetary in nature and fluctuations in interest rates will affect the Bank’s future net interest income and cash flows. Interest rate risk is the Bank’s primary market risk exposure. The Bank has not entered into derivative financial instruments such as futures, forwards, swaps, and options. Also, the Bank has no market risk-sensitive instruments held for trading purposes. The Bank’s exposure to market risk is reviewed on a regular basis by its management.
The Bank measures interest rate sensitivity as the difference between amounts of interest-earning assets and interest- bearing liabilities that either reprice or mature within a given period of time. The difference or the interest rate repricing “gap” provides an indication of the extent to which an institution’s interest rate spread will be affected by changes in interest rates. Generally, during a period of rising interest rates, a negative gap within shorter maturities would adversely affect net interest income, while a positive gap within shorter maturities would result in an increase in net interest income. During a period of falling interest rates, a negative gap within shorter maturities would result in an increase in net interest income while a positive gap within shorter maturities would have the opposite effect.
The interest rate sensitivity management function is designated to maintain consistent growth of net interest income with acceptable levels of risk to interest rate changes generally on a one year horizon. The rate sensitivity model, reflecting the Bank’s asset sensitivity, projected an increase in net interest margin from rate increases. The net interest margin increased consecutively in the first and second quarters, and again in the fourth quarter of 2005, and was unchanged in the third following a shift in deposits from money market accounts to CDs earlier in the year. In 2004, the net interest margin improved during the last quarter following five rate increases announced by the Federal Reserve beginning June 29, 2004. For the year 2004, the negative effect from an overall decrease in rates on earning assets was offset by positive effects of both (1) increased volume from the business acquisitions, and (2) an overall decline in rates from renewing and replacing certificates of deposits that matured in 2004 and the last quarter of 2003. Management uses various resources to measure interest rate risk, including simulating net interest income under different rate scenarios, monitoring changes in asset and liability values under similar rate scenarios and monitoring the gap between rate sensitive assets and liabilities over different time periods. The rate sensitivity table that follows indicates the volume of interest-earning assets and interest-bearing liabilities as of December 31, 2005 that mature or are expected to reprice within a twelve-month period.
GAP Analysis

				Maturing
	Three	Over 3		Over 1 Year	Over 3 Yrs
	Months	Months to	Total	Thru	Thru	Over
(IN THOUSANDS)	Or Less	12 Months	1 Year	3 Years	5 Years	5 Years	Total
Earning Assets
Loans:
Commercial	$111,869	$9,683	$121,552	$12,200	$21,457	$9,638	$164,847
Real estate – construction	63,950	6,377	70,327	4,582	13,273	4,265	92,447
Real estate – mortgage	250,935	11,130	262,065	59,780	78,017	40,064	439,926
Consumer	14,007	3,997	18,004	11,927	10,562	807	41,300

Total	440,761	31,187	471,948	88,489	123,309	54,774	738,520

Securities:
U. S. Treasuries and other agencies	5,492	14,962	20,454	32,017	1,952	1,006	55,429
State and municipal securities	150	1,702	1,852	3,150	5,401	21,611	32,014
Mortgage backed debt securities	11	56	67	86	5,727	19,352	25,232
Mutual funds/equities	1	—	1	—	—	1,040	1,041

Total	5,654	16,720	22,374	35,253	13,080	43,009	113,716

Federal funds sold	3,460	—	3,460	—	—	—	3,460
Interest bearing due from banks	13,189	97	13,286	—	—	—	13,286

Earning assets	$463,064	$48,004	$511,068	$123,742	$136,389	$97,783	$868,982

Paying Liabilities:
NOW accounts	$84,581	—	$84,581	$—	—	—	$84,581
Money market accounts	127,368	—	127,368	—	—	—	127,368
Savings	39,474	—	39,474	—	—	—	39,474
Certificates:
Over $100,000	46,062	63,047	109,109	42,432	19,033	—	170,574
Other certificates	45,899	117,402	163,301	73,366	19,777	—	256,444

Total deposits	343,384	180,449	523,833	115,798	38,810	—	678,441

TT& L Notes	1,978	—	1,978	—	—	—	1,978
Repurchase Agreements/Fed funds purchased	30,623	—	30,623	—	—	—	30,623
FHLB borrowing	—	28,900	28,900	5,000	10,000	9,488	53,388

Total paying liabilities	$375,985	$209,349	$585,334	$120,798	$48,810	$9,488	$764,430

GAP	$87,079	$(161,345)	$(74,266)	$2,944	$87,579	$88,295	$104,552
GAP %	123.2%	22.9%	87.3%	102.4%	279.4%	1,030.6%	113.7%

Additional information regarding loans with maturity dates that exceed one year

Fixed rate loans with maturities that exceed one year	$295.2 million
Variable rate loans with maturities that exceed one year	$242.9 million
Net interest earnings at risk is the potential adverse change in net interest income arising from assumed changes in interest rates. The potential change is measured over a one year forecast time horizon. The table below illustrates net interest earnings at risk using a +/- 200 basis point change in interest rates; assuming a parallel shift in the treasury yield curve. The model simulates changes in repricing, prepayments, call-options, and other rate-driven parameters that affect the level and timing of cash flows.
Income Shock Summary (in thousands)

	January 1, 2006 - December 31, 2006
	Base	Rates UP (+200 bp)		Rates DN (-200bp)
	Amount	Amount	% Change	Amount	% Change
Short-term investments	$1,079	$1,590	47.36	$598	(44.58)

Securities	4,747	4,983	4.97	4,442	(6.42)

Loans	62,647	71,439	14.03	53,805	(14.11)

Interest income	68,473	78,012	13.93	58,845	(14.06)

Transaction deposits	5,886	8,560	45.42	3,213	(45.42)

Certificates of deposit	16,711	20,553	22.99	13,207	(20.97)

Borrowed money	3,866	5,350	38.39	2,710	(29.90)

Interest expense	26,463	34,463	30.23	19,130	(27.71)

Net interest income	$42,009	$43,549	3.66	$39,715	(5.46)

Liquidity Management
The primary goal of liquidity management is to provide for the availability of adequate funds to meet the needs of loan demand, deposit withdrawals, maturing liabilities, and to satisfy reserve requirements. This goal is achieved through a combination of deposits, borrowing through unpledged securities, federal funds lines of credit, Federal Home Loan Bank line of credit, and availability at the Federal Reserve discount window. Liquidity needs have been met primarily through federal funds purchased and use of a line of credit at the Federal Home Loan Bank. Deposits from consumer and business customers, both time and demand, are the primary source of funds for the Bank. In November 2005, the Bank opened a brokered deposit NOW account to add municipal deposits and averaged $268,000 during November and December. The custodian pools the funds from each public depositor and distributes a portion of those funds to the Bank up to $100,000 on behalf of each depositor. Since security pledges are not required and the accounts are non-maturing, these deposits have enhanced the Bank’s liquidity. The Bank expects to continue to increase this balance over the next twelve months. Otherwise, the Bank has not solicited deposits from outside its primary market area and has not engaged in the placement of deposits with nonmarket institutional customers.
Comparing 2005 to 2004, average total deposits increased 8.6% or $60.5 million. At December 31, 2005, total deposits reflected an 11.8% increase or $85.6 million compared to December 31, 2004. Commercial sweep accounts, a noninsured product invested in repurchase agreements were $30.6 million at year-end 2005 compared to $30.5 million at year-end 2004. Deposit sources are available to the Bank both within and outside its primary market area based on a function of price. Deposit competition comes from other banks, both regional and community institutions, as well as nonbank competition, including mutual funds, annuities, and other nondeposit investments. Subject to certain conditions, unused availability from the Federal Home Loan Bank at December 31, 2005 was $113.0 million. At end of year 2005, unpledged securities totaled $45.4 million or 39.9% of the securities portfolio.

OTHER BORROWED FUNDS
See Note 8 under “Notes to Consolidated Financial Statements”.
Investment Securities
At December 31, 2005, the securities classified as available for sale, carried at market value, totaled $113.7 million with an amortized cost of $115.2 million. Securities available for sale are securities that will be held for an indefinite period of time, including securities that management intends to use as a part of its asset/liability strategy. These securities may be sold in response to changes in interest rates, to changes in prepayment risk, or to the need to increase regulatory capital. Securities available for sale consist of U.S. treasury notes with an average life of 1.26 years, U.S. government agencies with an average life of 1.79 years, municipal securities with an average life of 6.81 years, and mortgage backed securities with an average life of 4.11 years. Management has determined that it has both the ability and intent to hold these securities until maturity. The proceeds from maturities and sales were invested along with funds in excess of loan demand. Refer to Note 3 in the financial statements for additional information.
Maturities and Yields of Debt Securities
As of December 31, 2005

	Within 1 year		1 to 5 years		5 to 10 years		After 10 years
Dollars in thousands	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Total
Available for sale securities
U.S. Treasuries	$3,479	2.99%	$3,473	2.37%	$—		$—		$6,952
U.S. Government agencies	16,482	2.99%	29,584	3.82%	1,006	5.05%	—		47,072
Mortgage backed securities	—		5,250	4.50%	4,972	3.73%	15,504	5.03%	25,726
Municipals	1,852	4.68%	8,551	5.51%	16,804	5.69%	4,807	5.44%	32,014
Other	1	2.94%	912	3.61%	—		1,039	5.61%	1,952

Total available for sale securities	$21,814		$47,770		$22,782		$21,350		$113,716

Time Deposits
The following table presents time deposits in two categories, (1) time deposits of $100,000 or more, and (2) other time deposits.
Maturities of Time Deposits
As of December 31, 2005

	Within	Three to	Six to	Within	One To
	Three	Six	Twelve	One	Five
Dollars in thousands	Months	Months	Months	Year	Years	Total
Time deposits of $100,000 or more	$46,062	$24,236	$38,811	$109,109	$61,465	$170,574
Other time deposits	$45,899	$42,802	$74,601	$163,302	$93,142	$256,444
Capital Adequacy
Stockholders’ equity at December 31, 2005, totaled $116.3 million, an increase of 4.2% over 2004 year-end equity of $111.6 million. The 2005 equity total includes an unrealized net loss on available for sale securities of $904,408 compared to an unrealized net gain of $649,940 at December 31, 2004. The Bank’s internal capital generation rate (net income less cash dividends declared, as a percentage of average equity) was 5.7% in 2005 and 5.1% in 2004. Dividends in 2005 were 41.2% of after tax earnings compared to 44.7% in 2004 and 41.1% in 2003. The Bank had pursued a policy of increasing the dividend payout as a percentage of after tax earnings in recent years until 2002. The current dividend policy is a payout of approximately 40% of earnings with a temporary increase approved by the board for 2005.

The table below details the plans and number of shares repurchased. Shares repurchased must, by North Carolina law, be cancelled and the number of shares outstanding reduced. The table below details the stock repurchase activity from inception of the plans through January 5, 2006.

Approved by Shareholders	Shares Repurchased & Cancelled	Average Cost	Total Reduction of Capital
2001 and prior plans	353,285	11.95	4,222,613
250,000 shares approved

2002 Plan	139,730	12.93	1,806,529
300,000 shares approved

2003 Plan	15,935	16.81	267,894
300,000 shares approved

2004 Plan	80,621	14.09	1,135,554
300,000 shares approved

2005 Plan	19,086	14.05	268,074
300,000 shares approved

Total Repurchased	608,657	12.65	7,700,664
The Bank’s tangible equity ratio was 7.94%, 7.95% and 9.06% at end of year 2005, 2004, and 2003, respectively. These ratios exceed all minimum regulatory capital requirements. The detail for the calculation of these ratios is in the following table.
Capital Adequacy Ratios December 31,

	2005	2004	2003
Tangible assets	$986,307,496	$921,414,360	$671,779,968
Tangible equity*	78,335,889	73,264,321	60,843,612
Tangible equity ratio*	7.94%	7.95%	9.06%

Regulatory guidelines	3%	3%	3%

*Note:	Tangible assets and tangible equity exclude goodwill and core deposit intangibles.
Loans
Net loans held for investment (total loans held for investment less allowance for loan losses) as of December 31, 2005 were $728.1 million as compared with $678.7 million as of December 31, 2004, an increase of 7.3% or $49.4 million. In addition, the Bank’s residential mortgage loans classified as held for sale totaled $31.4 million and $41.6 million at December 31, 2005 and 2004, respectively, representing a decrease of 24.5% or $10.2 million. The Bank places emphasis on commercial loans to small and medium size businesses, consumer based installment loans, and residential mortgage lending. The Bank adheres to regulatory guidelines that limit exposure to any one borrower. Primary concentrations in the consumer portfolio include home equity lines and other types of residential real estate loans. The commercial portfolio has concentrations in business loans secured by real estate and real estate development loans. The amounts and types of loans outstanding for the past five years ended December 31 are shown on the following table.

Loans
As of December 31,

	2005		2004		2003		2002		2001
		% of		% of		% of		% of		% of
		Total		Total		Total		Total		Total
dollars in thousands	Amount	Loans	Amount	Loans	Amount	Loans	Amount	Loans	Amount	Loans
Loans
Real estate-

Construction	$92,447	12.53%	$80,000	11.64%	$48,360	10.07%	$49,055	11.80%	$3,578	1.59%

Mortgage	439,925	59.65%	416,855	60.65%	281,623	58.62%	226,434	54.46%	119,818	53.17%

Commercial, financial and Agricultural	163,857	22.22%	154,740	22.51%	120,580	25.10%	105,275	25.32%	65,725	29.16%

Consumer	41,300	5.60%	35,750	5.20%	29,852	6.21%	35,002	8.42%	36,236	16.08%

Total loans	737,529	100.00%	687,345	100.00%	480,415	100.00%	415,766	100.00%	225,357	100.00%

Allowance for loan losses	(9,473)		(8,654)		(6,188)		(6,218)		(3,536)

Net loans	$728,056		$678,691		$474,227		$409,548		$221,821

Nonperforming Assets
Nonperforming assets include loans classified as nonaccrual, foreclosures and repossessions, and loans past due 90 days or more on which interest is still being accrued. It is the general policy of the Bank to stop accruing interest when any loan is past due as to principal or interest and the collection of either is in doubt. Unsecured consumer loans are usually charged off when payments are more than 90 days delinquent. When a loan is placed on nonaccrual status, any interest previously accrued but not collected is reversed against current income.
Nonperforming assets as of December 31, 2005 totaled $4.0 million or 0.54% of total loans compared with $4.2 million or 0.61% in 2004 and $2.0 million or 0.42% in 2003. The Bank assertively pursues the liquidation of nonperforming assets through its collection department.
Nonperforming Assets
December 31,

	2005	2004	2003	2002	2001
Loans 90 days past due-still accruing	$0	$0	$158,525	$580,263	$158,816

Loans on nonaccrual	3,199,282	3,039,575	1,489,207	1,015,217	750,828

Other real estate	763,210	1,125,427	381,546	864,860	166,128

Total nonperforming assets	$3,962,392	$4,165,008	$2,029,278	$2,460,340	$1,075,772

Loans 90 days past due/total loans	0.0%	0.0%	0.03%	0.14%	0.07%

Total nonperforming assets/total loans	0.54%	0.61%	0.42%	0.59%	0.48%
Provision and Allowance for Loan Losses
The risks inherent in the Bank’s loan portfolio, including the adequacy of the allowance or reserve for loan losses, are significant estimates that are based on management’s assumptions regarding, among other factors, general and local economic conditions, which are difficult to predict and are beyond the Bank’s control. In estimating these risks, and the related loss reserve levels, management also considers the financial conditions of specific borrowers and credit concentrations with specific borrowers, groups of borrowers, and industries.

The provision for loan losses was $1,724,000 in 2005 compared to $1,620,000 in 2004 and $1,280,000 in 2003. This provision reflects management’s assessment of the adequacy of the allowance for loan losses to absorb losses inherent in the loan portfolio due to credit deterioration or changes in the risk profile. The assessment primarily considers the allowance for loan loss levels relative to risk grades assigned by credit administration to loan types. The risk grades are based on several factors including historical data, current economic factors, composition of the portfolio, and evaluations of the total loan portfolio and assessments of individual credits within specific loan types. Because these factors are dynamic, the provision for loan losses can fluctuate. Credit quality reviews are based primarily on analysis of borrowers’ cash flows, with asset values considered only as a second source of payment.
Management uses several measures to assess and monitor the credit risks in the loan portfolio, including a loan grading system that begins upon loan origination and continues until the loan is collected or charged off. Upon loan origination, the Bank’s originating loan officer evaluates the quality of the loan and assigns one of eight risk levels. The loan officer monitors the loan’s performance and credit quality and makes changes to the risk grade as conditions warrant. The Chief Lending Officer coordinates the loan approval process for loans not involving the Board by delegating authority to certain lenders and by appointing the members and chairman of the Bank Loan Committee. The Bank Loan Committee is comprised of bank officers and approves new loans and relationship exposures over certain dollar amounts. The Chief Lending Officer either approves or delegates the loan authority for the approval and renewal of all other loans. Officer loan approval limits are reviewed and approved by the Board of Directors. The Chief Credit Officer writes credit policy which includes underwriting guidelines and procedures. The Chief Credit Officer and the Chief Lending Officer are voting members of the Bank Loan Committee.
Management uses the information developed from the procedures above in evaluating and grading the loan portfolio. This continual grading process is used to monitor the credit quality of the loan portfolio and to assist management in determining the appropriate levels of the allowance for loan losses.
As a part of the continual grading process, individual loans are assigned a credit risk grade based on their credit quality, which is subject to change as conditions warrant. Any changes in risk assessments as determined by loan officers, credit administrators, regulatory examiners and management are also considered. Management considers certain commercial loans with weaker credit risk grades to be individually impaired and measures such impairment based upon available cash flows and the value of the collateral. Impaired loans are identified in a periodic analysis of the adequacy of the reserve. An allocation of the allowance is made for impaired loans based on factors including type of loan, loan grade, and days past due. Allowance or reserve levels are estimated for all other graded loans in the portfolio based on their assigned credit risk grade, type of loan, and other matters related to credit risk. In estimating reserve levels, the Bank also aggregates non-graded loans and reviews the historical loss experience associated with these type loans as additional criteria to allocate the allowance.
Management considers the allowance for loan losses adequate to cover the estimated losses inherent in the Bank’s loan portfolio as of December 31, 2005. Management believes it has established the allowance in accordance with accounting principles generally accepted in the United States of America and will consider future additions to the allowance that may be necessary based on changes in economic and other conditions. Additionally, various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses. Such agencies may require the recognition of adjustments to the allowances based on their judgments of information available to them at the time of their examinations.
The allowance for loan losses is created by direct charges to provision expense. Losses on loans are charged against the allowance for loan losses in the accounting period in which they are determined by management to be uncollectible. Recoveries during the period are credited to the allowance for loan losses.
Management realizes that general economic trends greatly affect loan losses. Assurances cannot be made either that further charges to the allowance account will not be significant in relation to the normal activity or that further evaluation of the loan portfolio based on prevailing conditions may not require sizable additions to the allowance, thus necessitating similarly sizable charges to provision expense. Net loan losses were $905,000 or 0.12% of average loans in 2005 compared to $1.2 million or 0.18% of average loans in 2004 and $1.3 million or 0.29% of average loans in 2003. Loan charge-offs in 2005 were comprised of numerous loans, mostly in the real estate and installment loan classifications. As of December 31, 2005, the allowance for loan losses was $9.5 million or 1.28% of year end loans. This allowance level compares with $8.6 million or 1.25% of loans held for investment at

December 31, 2004 and $6.2 million or 1.29% at December 31, 2003. Management considers the allowance for loan losses at December 31, 2005 to be adequate.
The following table presents a reconciliation of the allowance for loan losses and reflects charge-offs and recoveries by loan category.

(Dollars in thousands)	2005	2004	2003	2002	2001
Balance at beginning of year	$8,654	$6,188	$6,218	$3,536	$3,641
Charge-offs:
Real estate loans	430	285	398	185	50
Installment loans	396	164	304	644	1,376
Credit card and related plans	70	72	31	34	56
Commercial and all other	387	1,048	776	263	179
Leases	—	—	—	—	4

Total charge-offs	1,283	1,569	1,509	1,126	1,665

Recoveries:
Real estate loans	145	91	57	16	20
Installment loans	84	60	57	107	156
Credit card and related plans	8	27	6	11	9
Commercial and all other	141	199	79	31	25

Total recoveries	378	377	199	165	210

Net Chargeoffs	905	1,192	1,310	961	1,455
Additions added to operations	1,724	1,620	1,280	1,460	1,350
Allowance acquired from HighCountry Bank *		2,038
Allowance acquired from Piedmont Bank *				2,183

Balance at end of year	$9,473	$8,654	$6,188	$6,218	$3,536

The following table presents the allocation of the allowance for loan losses by category.

*	Allowance was assigned to reduce Piedmont Bank and High Country Bank loans to fair market value at July 31, 2002 and January 1, 2004, respectively.
Allocation of the Allowance for Loan Losses

	2005		2004		2003		2002		2001
		Percent of		Percent of		Percent of		Percent of		Percent of
		Loans In Each		Loans In Each		Loans In Each		Loans In Each		Loans In Each
		Category		Category		Category		Category		Category
		To Total		To Total		To Total		To Total		To Total
(Dollars in thousands)	Amount	Loans	Amount	Loans	Amount	Loans	Amount	Loans	Amount	Loans
Real estate	$2,918	72%	$1,369	73%	$1,552	69%	$3,803	67%	$1,659	55%
Commercial, agricultural, other	5,424	24%	3,100	22%	2,416	25%	1,419	25%	875	29%
Consumer	243	4%	4,089	5%	1,269	6%	454	8%	483	16%
Unallocated	888		96		950		542		519

	$9,473	100%	$8,654	100%	$6,187	100%	$6,218	100%	$3,536	100%

Noninterest Income
Noninterest income is derived primarily from activities such as service fees on deposit and loan accounts, commissions earned from the sale of insurance and investment products, income from the mortgage banking operations, gains or losses sustained from the sale of investment securities or mortgage loans, income earned from bank owned life insurance (BOLI).
Noninterest income increased 43.5% or $4.0 million in 2005. The increase was due primarily to increased income from other service fees, which increased to $3.4 million in 2005 from $2.9 million in 2004, and from gains on sales of mortgage loans. Net gain on sales of investment securities was $8,100 in 2005 compared to a gain of $57,000 in 2004 and a gain of $301,000 in 2003. BOLI income, which is essentially exempt from state and federal income taxes, was $581,000 in 2005 compared to $577,000 in 2004 and $725,000 in 2003. The principal value of all bank owned life insurance on December 31, 2005 was $16.6 million compared to $16.0 million at December 31, 2004.
Service charges on deposit accounts decreased 13.8% or $600,000 from 2004 to 2005 as use of the overdraft convenience product declined after increasing 39.0% or $1.1 million in 2004 because of higher utilization of fee income services and additional business acquired from the High Country merger. Other service fees increased by $400,000 or 15.2% compared to an increase of $1.2 million or 70.6% in 2004. The increase in 2005 service fees is due to increases in debit card fees, merchant credit card fees, and commissions earned on mortgages, which was partially offset by decreases in commissions generated from sales of investment products, compared to an increase of $1.2 million or 70.6% in 2004. Gains on sales of mortgage loans increased $4.6 million or 763.8% in 2005 with Sidus Financial providing $4.5 million of that increase. Without Sidus, the loss on sale of mortgages would have been $4,000, a decrease of $155,000 from last year. Gains on sales of mortgage loans increased $438,000 or 263.8% in 2004 with Sidus contributing $685,000 of that increase. Income from investment in bank-owned life insurance (BOLI) increased $4,000 (0.6%) in 2005, as market yields on these policies remained approximately unchanged. The BOLI investment income decreased $148,000 (20.4%) in 2004, as market yields on these policies declined. Mortgage banking income decreased $461,000 or 56.0% in 2005 after a decrease of $392,000 or 32.3% in 2004, as a result of the decline in the value of mortgage servicing rights and a decrease in document and handling (D&H) fees. The decrease in D&H fees resulted from a change in the mortgage banking business processes following the acquisition of Sidus in October 2004. Sidus collects these fees, which are recorded as proceeds in calculating the gain on sale of mortgages. This was due to the Bank’s average servicing portfolio decrease of $14.2 million or 5.1% in 2005 following a decrease of $3.1 million or 1.1% in 2004. Servicing fees on mortgage loans decreased 2.9% or $20,000 in 2005 after a 9.6% increase in 2004.
Exposure to changing interest rates is expected to affect gains on mortgage sales because the mortgage origination volume is expected to increase when market rates decline and to decrease when rates rise. Since the Company maintains a stable profit margin on mortgage loans sold, volume is the primary factor for determining gains on sales of mortgages. The impact of interest rates on the gain of a single mortgage loan is negligible because the Company secures a price commitment from its investor when it agrees to lock a rate for a borrower.
Noninterest Expense
Noninterest expense includes salaries and benefits to employees, occupancy and equipment expenses, and all other operating costs. Total noninterest expenses increased 23.4% comparing 2005 to 2004 and 51.9% comparing 2004 to 2003. This increase in noninterest expenses was related to the recent acquisitions and additional branches opened during the last 13 months. Noninterest expense to average assets for 2005 was 3.02%, and for 2004 was 2.71%. Efficiency ratios for 2005 and 2004 were 59.32% and 57.72%, respectively. The efficiency ratio is the ratio of noninterest expenses less amortization of intangibles to the total of the taxable equivalent net interest income and noninterest income. The increase in the efficiency ratio was due to the increase in the non-interest expense from Sidus. Other expenses attributable to the 2004 acquisition of High Country Bank were amortization of core deposit intangible, totaling $853,000 in 2005 and $893,000 in 2004, a noncash expense that will continue until 2022 and is being amortized under an accelerated method.
Personnel expenses, including salaries and employee benefits, constitute the largest component of noninterest expense. Comparing 2005 to 2004, salaries and benefits increased by $3.9 million or 29.3% with Sidus contributing $2.4 million of the increase. The Sidus acquisition, increases in accruals for bonuses, opening of the new branches, and increased commissions accounted for the increase in salaries and benefits. Comparing 2004 to 2003, salaries and employee benefits increased 49.5%. Occupancy and equipment expense increased $766,000 or 30.3%, with Sidus contributing $341,000 of the increase, comparing 2005 to 2004. These expenses increased 55.2% comparing 2004 to 2003. The increase is due mainly to the two new branches opening in 2005 and twelve months of Sidus expenses in 2005 versus three months in 2004.
Other operating expenses increased $847,000 or 17.7% comparing 2005 to 2004, down from 53.7% comparing 2004 to 2003. Expenses attributable to the new branches continued to account for some of the increase, along with business growth associated with the acquisition of Sidus, which contributed to $478,000 of the increase. Other operating expenses include items such as printing/supplies, marketing, directors fees, postage, data processing, mortgage origination related expenses and professional fees. In 2005 the increased expenses reflected 12 months of Sidus’ operations; compared to 2004, which included 3 months of Sidus operations.
Contractual Obligations, Commitments and Off-Balance Sheet Arrangements
In the normal course of business, the Bank has various outstanding contractual obligations that will require future cash outflows. The Bank’s contractual obligations for maturities of deposits and borrowings are presented in the Gap Analysis included herein under Item 7. In addition, in the normal course of business, the Bank enters into purchase obligations for goods or services. The dollar amount of such purchase obligations at December 31, 2005 is not material.
In addition to the contractual obligations described above, the Bank, in the normal course of business, issues various financial instruments, such as loan commitments, guarantees and standby letters of credit, to meet the financing needs of its customers. Such commitments for the Bank, as of December 31, 2005, are presented in Note 14 to the consolidated financial statements.
As part of its ongoing business, the Bank does not participate in transactions that generate relationships with unconsolidated entities or financial partnerships, such as entities often referred to as special purpose entities (SPEs), which generally are established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. As of December 31, 2005, the Bank is not involved in any unconsolidated SPE transactions.
New Accounting Standards
See Note 1 to the consolidated financial statements for a discussion of new accounting standards and management’s assessment of the potential impact on the Bank’s consolidated financial statements.
Inflation
Since the assets and liabilities of a bank are primarily monetary in nature (payable in fixed, determinable amounts), the performance of a bank is affected more by changes in interest rates than by inflation. Interest rates generally increase as the rate of inflation increases, but the magnitude of the change in rates may not be the same.
While the effect of inflation is normally not as significant as is the influence on those businesses that have large investments in plant and inventories, it does have an effect. There are normally corresponding increases in the money supply, and banks will normally experience above average growth in assets, loans, and deposits. Also, general increases in the prices of goods and services will result in increased operating expenses.
Forward Looking Statement
The discussions presented in this annual report contain statements that could be deemed forward looking statements within the meaning of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” or other statements concerning opinions or judgements of the Bank and its management about future events. Factors that could influence the accuracy of such forward looking statements include, but are not limited to, the financial success or changing strategies of the Bank’s customers or vendors, actions of government regulators, the level of market interest rates, and general economic conditions.
Item 7A — Quantitative and Qualitative Disclosures About Market Risk
     See “MARKET RISK” under Item 7.
Item 8 — Financial Statements and Supplementary Data

Report of Independent Registered Public Accounting Firm
To the Stockholders and the Board of Directors
Yadkin Valley Bank and Trust Company
Elkin, North Carolina
We have audited the accompanying consolidated balance sheets of Yadkin Valley Bank and Trust Company and subsidiaries (the “Company”) as of December 31, 2005 and 2004 and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Yadkin Valley Bank and Trust Company and subsidiaries at December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Yadkin Valley Bank and Trust Company’s internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated March 27, 2006 expressed unqualified opinions on both management’s assessment of the Company’s internal control over financial reporting and the effectiveness of the Company’s internal control over financial reporting.
Charlotte, North Carolina
March 27, 2006

YADKIN VALLEY BANK AND TRUST COMPANY
CONSOLIDATED BALANCE SHEETS
December 31, 2005 and 2004

	2005	2004
ASSETS
Cash and cash equivalents:
Cash and due from banks	$37,690,917	$24,413,433
Federal funds sold	3,460,000	4,722,000
Interest-bearing deposits	14,342,570	3,178,724

TOTAL CASH AND CASH EQUIVALENTS	55,493,487	32,314,157

Securities available for sale — At fair value (Amortized cost $115,179,002 in 2005 and $113,400,818 in 2004) (Note 3)	113,716,460	114,466,048
Loans — Less allowance for loan losses of $9,473,615 in 2005 and $8,654,249 in 2004 (Note 5)	728,056,390	678,690,980
Loans held for sale	31,426,729	41,606,571
Accrued interest receivable	4,802,890	4,458,153
Premises and equipment, net (Note 6)	27,373,055	24,061,644
Foreclosed real estate	763,210	1,125,427
Federal home loan bank stock, at cost (Note 4)	4,298,000	4,926,700
Investment in bank-owned life insurance (Note 11)	16,598,498	16,017,956
Goodwill (Note 2)	32,136,183	31,672,131
Core deposit intangible (net of accumulated amortization of $2,628,683 and $1,775,723 at December 31, 2005 and 2004) (Note 2)	5,850,825	6,703,785
Other assets	3,778,777	3,746,724

TOTAL ASSETS	$1,024,294,504	$959,790,276

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits (Note 7):
Noninterest-bearing demand deposits	$135,911,821	$116,479,718
Interest-bearing deposits:
NOW, savings and money market accounts	251,422,817	264,051,365
Time certificates:
Over $100,000	170,573,819	122,820,982
Other	256,444,131	225,356,039

TOTAL DEPOSITS	814,352,588	728,708,104

Short-term borrowings (Note 8)	61,989,712	88,991,454
Long-term borrowings (Note 8)	24,000,000	24,000,000
Accrued interest payable	1,815,805	1,135,694
Other liabilities	5,813,502	5,314,787

TOTAL LIABILITIES	907,971,607	848,150,039

Commitments and contingencies (Note 13 and 14)

Stockholders’ Equity (Note 12):
Common stock, $1 par value, 20,000,000 shares authorized; 10,680,061 shares issued in 2005 and 10,688,401 shares issued in 2004	10,680,061	10,688,401
Surplus	71,993,212	72,083,580
Retained earnings	34,554,032	28,218,316
Accumulated other comprehensive income (loss)	(904,408)	649,940

TOTAL STOCKHOLDERS’ EQUITY	116,322,897	111,640,237

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,024,294,504	$959,790,276

See notes to consolidated financial statements.

YADKIN VALLEY BANK AND TRUST COMPANY
CONSOLIDATED STATEMENTS OF INCOME
Years Ended December 31, 2005, 2004 and 2003

	2005	2004	2003
INTEREST INCOME:
Interest and fees on loans held for investment	$48,814,541	$38,103,716	$28,361,428
Interest on federal funds sold	162,755	63,362	71,432
Interest and dividends on securities:
Taxable	3,109,693	3,471,708	3,740,487
Non-taxable	1,079,957	995,522	891,992
Interest-bearing deposits	84,051	29,038	61,495

TOTAL INTEREST INCOME	53,250,997	42,663,346	33,126,834

INTEREST EXPENSE:
Time deposits of $100,000 or more	4,673,489	2,498,805	2,651,237
Other time and savings deposits	10,966,925	8,050,059	7,000,399
Borrowed funds (Note 8)	2,945,782	1,662,432	629,479

TOTAL INTEREST EXPENSE	18,586,196	12,211,296	10,281,115

NET INTEREST INCOME	34,664,801	30,452,050	22,845,719

PROVISION FOR LOAN LOSSES (Note 5)	1,724,000	1,620,000	1,280,000

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	32,940,801	28,832,050	21,565,719

NON-INTEREST INCOME:
Service charges on deposit accounts	3,505,792	4,067,075	2,926,715
Other service fees	3,350,816	2,908,052	1,704,873
Net gain on sales of mortgage loans	5,220,456	604,387	166,129
Net gain on sales of investment securities	8,082	56,557	301,369
Income on investment in bank owned life insurance	580,542	576,748	724,594
Mortgage banking income	362,742	823,818	1,215,955
Other income	215,100	191,253	250,921

TOTAL NON-INTEREST INCOME	13,243,530	9,227,890	7,290,556

NON-INTEREST EXPENSES:
Salaries and employee benefits (Note 11)	17,428,029	13,480,515	9,017,971
Occupancy and equipment expenses (Notes 6 and 13)	3,294,350	2,527,887	1,628,545
Printing and supplies	665,218	522,674	429,658
Data processing	666,863	1,044,095	476,623
Amortization of core deposit intangible (Note 2)	852,960	892,803	650,070
Communications expense	1,102,393	777,076	389,619
Other	5,617,149	4,770,558	3,218,523

TOTAL NON-INTEREST EXPENSES	29,626,962	24,015,608	15,811,009

INCOME BEFORE INCOME TAXES	16,557,369	14,044,332	13,045,266

INCOME TAXES (Note 9)	5,398,905	4,559,800	4,125,936

NET INCOME	$11,158,464	$9,484,532	$8,919,330

INCOME PER COMMON SHARE (Note 10):
Basic	$1.04	$.90	$1.02
Diluted	$1.03	$.89	$1.00

CASH DIVIDENDS PER COMMON SHARE	$.43	$.40	$.40
See notes to consolidated financial statements.

YADKIN VALLEY BANK AND TRUST COMPANY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
Years Ended December 31, 2005, 2004 and 2003

	2005	2004	2003
NET INCOME	$11,158,464	$9,484,532	$8,919,330

OTHER COMPREHENSIVE INCOME (LOSS)

Unrealized holding gains (losses) on securities available for sale	(2,519,691)	(1,336,098)	(588,980)
Tax effect	970,313	510,790	211,593

Net of tax amount	(1,549,378)	(825,308)	(377,387)

Reclassification adjustment for realized (gains ) losses	(8,082)	(56,557)	(301,369)
Tax effect	3,112	21,636	107,042

Net of tax amount	(4,970)	(34,921)	(194,327)

OTHER COMPREHENSIVE INCOME (LOSS)	(1,554,348)	(860,229)	(571,714)

COMPREHENSIVE INCOME	$9,604,116	$8,624,303	$8,347,616

See notes to consolidated financial statements.

YADKIN VALLEY BANK AND TRUST COMPANY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
Years Ended December 31, 2005, 2004 and 2003

					Accumulated
					other com-
					prehensive	Total
	Common Stock			Retained	income	stockholders’
	Shares	Amount	Surplus	earnings	(loss)	equity
BALANCE, January 1, 2003	8,717,217	$8,717,217	$38,523,816	$18,802,054	$2,081,883	$68,124,970
Net income	—	—	—	8,919,330	—	8,919,330
Shares issued under stock option plan (Note 12)	111,237	111,237	706,078	—	—	817,315
Cash dividends declared	—	—	—	(3,666,698)	—	(3,666,698)
Shares repurchased	(50,000)	(50,000)	(214,000)	(488,500)	—	(752,500)
Other comprehensive loss	—	—	—	—	(571,714)	(571,714)

BALANCE, DECEMBER 31, 2003	8,778,454	8,778,454	39,015,894	23,566,186	1,510,169	72,870,703
Net income	—	—	—	9,484,532	—	9,484,532
Shares issued under stock option plan (Note 12)	39,294	39,294	310,122	—	—	349,416
Cash dividends declared	—	—	—	(4,236,509)	—	(4,236,509)
Shares repurchased	(81,471)	(81,471)	(505,538)	(595,893)	—	(1,182,902)
Shares and options issued in acquisition of High County Bank (Note 2)	1,709,392	1,709,392	30,131,374	—	—	31,840,766
Shares issued in acquisition of Sidus Financial (Note 2)	242,732	242,732	3,131,728	—	—	3,374,460
Other comprehensive loss	—	—	—	—	(860,229)	(860,229)

BALANCE, DECEMBER 31, 2004	10,688,401	10,688,401	72,083,580	28,218,316	649,940	111,640,237

Net income	—	—	—	11,158,464	—	11,158,464
Shares issued under stock option plan (Note 12)	25,930	25,930	165,322	—	—	191,252
Cash dividends declared	—	—	—	(4,594,887)	—	(4,594,887)
Shares repurchased	(34,171)	(34,171)	(228,210)	(227,062)	—	(489,443)
Exercise of stock appreciation rights	—	—	(26,826)	—	—	(26,826)
Fractional shares retired	(99)	(99)	(654)	(799)		(1,552)
Other comprehensive loss	—	—	—	—	(1,554,348)	(1,554,348)

BALANCE, DECEMBER 31, 2005	10,680,061	$10,680,061	$71,993,212	$34,554,032	$(904,408)	$116,322,897

See notes to consolidated financial statements.

YADKIN VALLEY BANK AND TRUST COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2005, 2004 and 2003

	2005	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$11,158,464	$9,484,532	$8,919,330
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Net amortization of premiums on investment securities	602,721	748,926	1,153,595
Provision for loan losses	1,724,000	1,620,000	1,280,000
Net gain on sales of mortgage loans	(5,220,456)	(604,387)	(166,129)
Net (gain) loss on sale of available-for-sale securities	(8,082)	(56,557)	(301,369)
Increase in cash surrender value of life insurance	(580,542)	(576,748)	(659,251)
Depreciation and amortization	1,673,511	1,364,549	929,305
(Gain) loss on sale of premises and equipment	38,725	(8,958)	—
Amortization of core deposit intangible	852,960	892,803	650,071
Deferred tax (benefit) provision	(1,180,361)	619,416	(261,899)
Originations of mortgage loans held-for-sale	(833,789,865)	(72,409,118)	(82,514,069)
Proceeds from sales of mortgage loans	849,190,163	54,897,413	111,844,627
(Increase) decrease in accrued interest receivable	(344,737)	(303,205)	160,670
(Increase) decrease in other assets	330,164	1,334,669	(78,935)
Increase (decrease) in accrued interest payable	680,111	207,368	(92,061)
Increase (decrease) in other liabilities	2,652,499	(2,771,539)	38,815

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	27,779,275	(5,560,836)	40,902,700

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of available-for-sale securities	(27,191,892)	(23,135,275)	(52,340,810)
Proceeds from sales of available-for-sale securities	13,554,070	21,064,966	25,990,958
Proceeds from maturities of available-for-sale securities	11,265,000	12,280,000	29,937,375
Proceeds from life insurance contracts	—	—	416,000
Net change in loans	(51,089,410)	(50,079,024)	(65,958,581)
Acquisition of Sidus Financial, LLC, net	(464,052)	(3,045,128)	—
Acquisition of High Country Financial Corp, net of cash acquired	—	3,623,321	—
Purchases of premises and equipment	(7,020,334)	(3,504,414)	(3,557,038)
Proceeds from redemption of Federal Home Loan Bank stock	1,395,000	482,900	69,500
Proceeds from sales of premises and equipment	1,996,687	46,905	—
Purchase of Federal Home Loan Bank stock	(766,300)	(3,274,000)	—

NET CASH USED IN INVESTING ACTIVITIES	(58,321,231)	(45,539,749)	(65,442,596)

See notes to consolidated financial statements.

YADKIN VALLEY BANK AND TRUST COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2005, 2004 and 2003

	2005	2004	2003
CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in checking, NOW, money market and savings accounts	$6,803,555	$34,936,738	$19,838,415
Net increase (decrease) in time certificates	78,840,929	(34,346,550)	(13,603,338)
Net increase (decrease) in borrowed funds	(27,001,742)	48,735,829	10,051,376
Purchases of common stock	(489,443)	(1,182,902)	(752,500)
Dividends paid	(4,594,887)	(4,236,509)	(3,666,698)
Retired fractional shares	(1,552)	—	—
Payment of stock appreciation rights	(26,826)	—	—
Proceeds from exercise of stock options	191,252	349,416	817,315

NET CASH PROVIDED BY FINANCING ACTIVITIES	53,721,286	44,256,022	12,684,570

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	23,179,330	(6,844,562)	(11,855,326)

CASH AND CASH EQUIVALENTS:
Beginning of year	32,314,157	39,158,719	51,014,045

End of year	$55,493,487	$32,314,157	$39,158,719

SUPPLEMENTARY CASH FLOW INFORMATION:
Cash paid for interest	$17,906,085	$11,865,961	$9,933,256

Cash paid for income taxes	$5,097,596	$4,342,455	$4,880,500

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES —
Transfer from loans to foreclosed real estate	$959,032	$2,716,913	$905,462

See notes to consolidated financial statements.

YADKIN VALLEY BANK AND TRUST COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2005, 2004 and 2003
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Organization - Yadkin Valley Bank and Trust Company (the “Company”) has three subsidiaries, Main Street Investment Services, Inc. which provides investment services to the Company’s customers, Sidus Financial LLC, which provides mortgage brokerage services throughout North Carolina and surrounding states and PBRE, Inc.. PBRE, Inc. is a shell company that serves as a trustee on real estate loans. High Country Securities (acquired in connection with the acquisition of High Country Financial Corporation) (see Note 2) was merged in Piedmont National Financial Services. Piedmont National Financial Services changed its name to Main Street Investment Services, Inc. and Yadkin Valley Investment Services was merged into it. Sidus Financial, LLC was acquired October 1, 2004 (see Note 2). The Company’s state charter was incorporated in North Carolina on September 16, 1968, and is a member of the Federal Deposit Insurance Corporation (“FDIC”). As a result, the Company is regulated by the state and the FDIC. The Company is also a member of the Federal Home Loan Bank. The Company is headquartered in Elkin, North Carolina and provides consumer and commercial banking services in northwestern North Carolina through 23 full-service banking offices. Sidus offers mortgage-banking services to its customers in North Carolina, South Carolina, Virginia, Georgia, Maryland, Alabama, Florida, Kentucky, Louisiana, West Virginia, Delaware and Tennessee. The Company and its subsidiaries are collectively referred to herein as the “Company.”
Basis of Presentation - The consolidated financial statements include the accounts of Yadkin Valley Bank and Trust Company and its wholly owned subsidiaries, Main Street Investment Services, Inc., PBRE, Inc. and Sidus Financial. All significant intercompany accounts and transactions have been eliminated in consolidation.
Cash and Cash Equivalents - Cash and cash equivalents include cash on hand, amounts due from banks, interest bearing deposits, and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.
Investment Securities - Debt securities that the Company has the positive intent and ability to hold to maturity are classified as “held to maturity” securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling in the near term are classified as “trading” securities and reported at fair value with unrealized gains and losses included in earnings. Debt and equity securities not classified as either held to maturity or trading securities are classified as “available for sale” securities and reported at fair value with unrealized gains and losses excluded from earnings and reported, net of related tax effects, as a separate component of equity and as an item of other comprehensive income. Gains and losses on the sale of available for sale securities are determined using the specific identification method. Declines in the fair value of individual held to maturity and available for sale securities below their cost that are other than temporary result in write-downs of the individual securities to their fair value. The related write-downs are included in earnings as realized losses. Premiums and discounts are recognized in interest income using the interest method over the period to maturity. Transfers of securities between classifications are accounted for at fair value. All securities held at December 31, 2004 and 2005 are classified as available for sale.
Loans and Allowance for Loan Losses - Loans that management has the intent and ability to hold for the foreseeable future are stated at their outstanding principal balances adjusted for any deferred fees and costs. Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding. Loan origination and other fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method. The amount of the deferred unearned income at December 31, 2005 and 2004 was $990,858 and $767,860, respectively.
Loans that are deemed to be impaired (i.e., probable that the Company will be unable to collect all amounts due according to the terms of the loan agreement) are measured based on the present value of expected future cash flows, discounted at the loan’s effective interest rate or, as a practical matter, at the loan’s observable market value or fair value of the collateral if the loan is collateral dependent. A valuation reserve is established to record the difference between the secured loan amount and the present value or market value of the impaired loan. Impaired loans may be valued on a loan-by-loan basis (e.g., loans with risk characteristics unique to an individual borrower) or on an aggregate basis (e.g., loans with similar risk characteristics). The Company’s policy for recognition of interest income on impaired loans is the same as its interest income recognition policy for non-impaired loans. The Bank discontinues the accrual of interest when the collectibility of such interest becomes doubtful. The total of

YADKIN VALLEY BANK AND TRUST COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2005, 2004 and 2003
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
impaired loans, impaired loans on non-accrual basis, the related allowance for loan losses and interest income recognized on impaired loans is disclosed in Note 5.
The provision for loan losses charged to operations is an amount sufficient to bring the allowance for loan losses to an estimated balance considered adequate to absorb potential losses in the portfolio. Management’s determination of the adequacy of the allowance is based on an evaluation of the portfolio, current economic conditions, historical loan loss experience and other risk factors. Recovery of the carrying value of loans is dependent to some extent on future economic, operating and other conditions that may be beyond the control of the Company. Unanticipated future adverse changes in such conditions could result in material adjustments to the allowance for loan losses. In addition, regulatory examiners may require the Company to recognize changes to the allowance for loan losses based on their judgments about information available to them at the time of their examination.
Loans Held for Sale - Loans held for sale primarily consist of one to four family residential loans originated for sale in the secondary market and are carried at the lower of cost or fair value determined on an aggregate basis. Gains and losses on sales of loans held for sale are included in other income in the consolidated statements of income. Gains and losses on loan sales are determined by the difference between the selling price and the carrying value of the loans sold.
Foreclosed Real Estate – Foreclosed real estate stated at the lower of carrying amount or fair value less estimated cost to sell. Any initial losses at the time of foreclosure are charged against the allowance for loan losses with any subsequent losses or write-downs included in the consolidated statements of income as a component of other expenses.
Business Combinations - The Company accounts for all business combinations by the purchase method of accounting whereby acquired assets and liabilities are recorded at fair value on the date of acquisition with the remainder of the purchase price allocated to identified intangible assets and goodwill.
Mortgage Banking Activities - The Company originates and sells to investors, loans secured by mortgages on single-family residential property. Mortgage loans held-for-sale are reported at the lower of cost or fair value as determined on an aggregate basis. Gains or losses resulting from loan sales are recognized at the time of sale, generally on the settlement date. If the Company retains the right to service the loan, the previous book-carrying amount is allocated between the loan sold and the retained mortgage servicing right based on their relative fair values on the date of transfer.
Servicing assets are recognized as separate assets when rights are acquired through purchase or through sale of financial assets. Mortgage servicing rights are capitalized and amortized in proportion to and over the estimated life of the projected net servicing revenue and are periodically evaluated for impairment based on changes in assumptions used to estimate fair value of those rights.
At December 31, 2005, 2004 and 2003, the Company was servicing loans for others of approximately $251,197,500, $272,674,000, and $247,093,000, respectively. The Company carries fidelity bond insurance coverage of $5,000,000 and errors and omissions insurance coverage of $1,000,000 per mortgage. Custodial escrow balances maintained in connection with the foregoing loan servicing were $78,432 and $79,074 at December 31, 2005 and 2004, respectively.
Mortgage servicing rights with a fair value of $2,320,839 and $2,585,784 at December 31, 2005 and 2004, respectively, are included in other assets. Income and (losses) related to mortgage servicing rights were ($378,364) ($131,659), and $191,486 for 2005, 2004 and 2003, respectively. The Bank recorded amortization of mortgage servicing rights of $264,945 for prepayments during the year ended December 31, 2005. A valuation of the fair value of the mortgage servicing rights is performed annually using a pooling methodology. Similar loans are “pooled” together and evaluated on a discounted earnings basis to determine the present value of future earnings. The present value of future earnings is the estimated market value for the pool, calculated using consensus assumptions that a third party purchased would utilize in evaluating potential acquisition of the servicing. The valuation of the mortgage servicing rights exceeded the recorded value, therefore no impairment was recognized.

YADKIN VALLEY BANK AND TRUST COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2005, 2004 and 2003
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Premises and Equipment - Premises and equipment are stated at cost less accumulated depreciation and amortization. Additions and major replacements or betterments, which extend the useful lives of premises and equipment, are capitalized. Maintenance, repairs and minor improvements are expensed as incurred. Depreciation and amortization is provided based on the estimated useful lives of the assets using both straight-line and accelerated methods. The estimated useful lives for computing depreciation and amortization are 10 years for land improvements, 30 to 50 years for buildings, and 3 to 22 years for furniture and equipment. Gains or losses on dispositions of premises and equipment are reflected in income.
The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If the sum of the expected future cash flows is less than the carrying amount of the asset, an impairment loss is recognized.
Goodwill and Other Intangibles - Goodwill represents the excess of the cost of an acquisition over the fair value of the net assets acquired. Other intangible assets represent purchased intangible assets that can be separately distinguished from goodwill. Goodwill impairment testing is performed annually, or more frequently if events or circumstances indicate possible impairment. No impairment was identified as a result of the testing performed during 2005 or 2004. Intangible assets with finite lives include core deposits and other intangibles. Intangible assets are subject to impairment testing whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Core deposit intangibles are amortized on the sum-of-years digits method (intangibles acquired in 2002) and the straight-line method (intangibles acquired in 2004) over a period not to exceed 20 years. Note 2 contains additional information regarding goodwill and other intangible assets.
Income Taxes - Provisions for income taxes are based on amounts reported in the statements of income and include changes in deferred taxes. Deferred taxes are computed using the asset and liability approach. The tax effects of differences between the tax and financial accounting basis of assets and liabilities are reflected in the balance sheets at the tax rates expected to be in effect when the differences reverse.
Net Income Per Common Share - Basic net income per common share is calculated on the basis of the weighted average number of shares outstanding. Common stock equivalents arising from stock options outstanding are included in diluted net income per common share. All per share amounts reflect the effect of stock splits and stock dividends.
Pro Forma Net Income with Stock Option Compensation Costs Determined Using Fair Value Method - At December 31, 2005, the Company had certain stock-based employee compensation plans, described more fully in Note 12. The Company accounts for its stock-based compensation plans under the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company’s stock option plans have no intrinsic value at the grant date and, under Opinion No. 25, no compensation cost is recognized for them. Presented below are the pro forma disclosures of net income and earnings per share and other disclosures as if the fair value based method of accounting under the provisions of SFAS 123 Accounting for Stock-Based Compensation had been applied. As discussed in the Recent Accounting Pronouncements section of the Summary of Significant Accounting Policies, effective for the interim period beginning January 1, 2006, SFAS No. 123 and APB No. 25 will be superseded by SFAS No. 123(R). Had compensation cost been determined in accordance with the fair-value-based method, the Company’s net income and earnings per share would have been reduced to the pro forma amounts indicated below:

	Years Ended December 31,
	2005	2004	2003
Net income:
As reported	$11,158,464	$9,484,532	$8,919,330
Less — stock-based compensation expense determined under fair-value-based methods for all awards, net of related income tax effects	(289,182)	(56,794)	(5,618)

YADKIN VALLEY BANK AND TRUST COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2005, 2004 and 2003
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Pro forma	$10,869,282	$9,427,738	$8,913,712

Basic earnings per share:
As reported	$1.04	$0.90	$1.02
Pro forma	1.02	0.90	1.02

Diluted earnings per share:
As reported	$1.03	$0.89	$1.00
Pro forma	1.00	0.89	1.00
Non-marketable equity securities — As a requirement for membership, the Bank invests in stock of Federal Home Loan Bank of Atlanta (“FHLB”), and Bankers Bank. Due to the redemption provisions of the FHLB, the Bank estimated that fair value of the FHLB stock equals its cost and that this investment was not impaired at December 31, 2005 In addition, the Company holds equity investments in three other entities. These investments are carried at cost.
Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates include, for example, the allowance for loan losses and purchase accounting. Actual results could differ from those estimates.
New Accounting Standards – On March 9, 2004 the SEC Staff issued Staff Accounting Bulletin No. 105, Application of Accounting Principles to Loan Commitments (“SAB 105”). SAB 105 clarifies existing accounting practices relating to the valuation of issued loan commitments, including interest rate lock commitments (“IRLC”), subject to SFAS No. 149 and Derivative Implementation Group Issue C13, Scope Exceptions: When a Loan Commitment is included in the Scope of Statement 133. Furthermore, SAB 105 disallows the inclusion of the values of a servicing component and other internally developed intangible assets in the initial and subsequent IRLC valuation. The provisions of SAB 105 were effective for loan commitments entered into after March 31, 2004. The adoption of SAB 105 did not have a material impact on the consolidated financial statements.
In November 2003, the Emerging Issues Task Force (“EITF”) issued EITF Issue No. 03-01, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments (“EITF 03- 01”). EITF 03-01 provides guidance for evaluating whether an investment is other-than-temporarily impaired and requires certain disclosures with respect to these investments. In September 2004, the Financial Accounting Standards Board (“FASB”) issued a FASB Staff Position (“FSP EITF 03-1-b”) to delay the requirement to record impairment losses EITF 03-1. The guidance also included accounting considerations subsequent to the recognition of an other-than-temporary impairment and requirements for disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. In November 2005, the FASB issued FSP FAS 115-1 and FAS 124-1, which addresses the determination as to when an investment is considered impaired. This FSP nullifies certain requirements of EITF 03-01 and supersedes EITF Topic No. D-44, “Recognition of Other-Than-Temporary Impairment upon the Planned Sale of a Security Whose Cost Exceeds Fair Value.” This FSP is to be applied to reporting periods beginning after December 15, 2005. The Company is in process of evaluating the impact of this FSP.
In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123(r) (“SFAS No. 123(r)”), “Share-Based Payment”, which is a revision of FASB Statement No. 123 “Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25 “Accounting for Stock Issued to Employees”. SFAS No. 123(r) requires companies to recognize in the income statement the grant-date fair value of stock options and other equity-based compensation issued to employees over the period during which an employee is required to provide service in exchange for the award, which will often be the shorter of the vesting period or the period until the employee will be retirement eligible. SFAS No. 123(r) sets accounting requirements for “share-based” compensation to employees, and supersedes APB Opinion No. 25 “Accounting for Stock Issued to Employees”.

YADKIN VALLEY BANK AND TRUST COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2005, 2004 and 2003
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
SFAS No. 123(r) sets accounting requirements for “share-based” compensation to employees, including employee-stock purchase plans (“ESPPs”). Awards to most nonemployee directors will be accounted for as employee awards. Registrants that do not file as small business users must adopt SFAS No. 123(r) as of the beginning of their first annual period beginning after June 15, 2005. Accordingly, the Company will adopt SFAS No. 123(r) on January 1, 2006, and is currently evaluating the effect on its consolidated financial statements.
In March 2005, the SEC issued Staff Accounting Bulletin No. 107 (“SAB 107”), which contains guidance on applying the requirements in SFAS No. 123(r). SAB 107 provides guidance on valuation techniques, development of assumptions used in valuing employee share options and related MD&A disclosures. SAB 107 is effective for the period in which SFAS No. 123(r) is adopted. The Company will adopt SAB 107 on January 1, 2006, and is currently evaluating the effect on its consolidated financial statements.
In May 2005, the FASB issued Statement of Financial Accounting Standards No. 154 (“SFAS No. 154”), “Accounting Changes and Error Corrections”, which replaces APB Opinion No. 20 “Accounting Changes” and FASB Statement No. 3 “Reporting Accounting Changes in Interim Financial Statements”. SFAS No. 154 changes the requirements for the accounting for and reporting of a change in an accounting principle. SFAS No. 154 requires retrospective application for voluntary changes in an accounting principle unless it is impracticable to do so. SFAS No. 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005. The Company will adopt SFAS No. 154 on January 1, 2006 with no expected material effect on its consolidated financial statements.
From time to time, the FASB issues exposure drafts for proposed statements of financial accounting standards. Such exposure drafts are subject to comment from the public, to revisions by the FASB and to final issuance by the FASB as statements of financial accounting standards. Management considers the effect of the proposed statements on the consolidated financial statements of the Corporation and monitors the status of changes to and proposed effective dates of exposure drafts.
2. BUSINESS COMBINATIONS
Effective January 1, 2004, the Company acquired High Country Financial Corporation (“HCFC”), its wholly owned subsidiary, High Country Bank (“High Country”), and High Country’s wholly owned subsidiary, High Country Securities, Inc. HCFC was the registered bank holding company owner of 100% of the outstanding capital stock of High Country, which had assets of approximately $183.7 million with five offices located in Ashe and Watagua counties. Pursuant to the agreement, the Company exchanged 1.3345 shares of the Company’s common stock or cash of $24.02 for each of HCFC’s 1,423,271 common shares, resulting in 1,709,392 shares of the Company’s common stock being issued and a gross cash outlay of $3.4 million. The Company also exchanged $2.02 for each of the 185,171 warrants that were surrendered for a total of $374,000. The total consideration of $39.0 million resulted in intangible assets of $23.3 million. The acquisition was accounted for using the purchase method.The purchase price was allocated to the assets acquired and liabilities assumed as follows:

Fair Value
Assets:
Cash and cash equivalents	$10,472,228
Investments	9,125,943
Loans, net	156,005,172
Other tangible assets acquired	10,014,683
Core deposit intangible	2,828,627
Goodwill	20,493,897

Liabilities:
Deposits	(164,599,897)
Other liabilities	(5,311,722)

Total net assets acquired/consideration given	$39,028,931

YADKIN VALLEY BANK AND TRUST COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2005, 2004 and 2003
2. BUSINESS COMBINATIONS (continued)
Results of operations of High Country, subsequent to January 1, 2004, are included in the Company’s consolidated results of operations for the years ended December 31, 2005 and 2004. Such results of operations for 2005, include amortization of $314,000, related to the core deposit intangible.
Effective October 1, 2004, the Company acquired Sidus Financial, LLC (“Sidus”), and its wholly owned subsidiaries, Sidus Financial Reinsurance, Ltd. (“SFR”) and Sidus Title Services, LLC (“STS”). STS ceased operations in December 2005. Sidus provides mortgage banking services to its customers in North Carolina, South Carolina, Virginia, Georgia, Maryland, Alabama, Florida, Kentucky, Louisiana, West Virginia, Delaware and Tennessee. SFR conducts reinsurance activities for three U.S. based insurers, and STS acts as an agent for a title insurance company. Sidus had $24.0 million in tangible assets, including $22.9 million in mortgage loans held for sale, and $3.0 million in tangible equity at the closing date. Pursuant to the agreement, the Company exchanged 0.347 shares of the Company’s common stock and cash of $4.82 for each of Sidus’ 699,395 outstanding ownership units, resulting in 242,732 shares being issued and a gross cash outlay of $3.4 million. According to the agreement, additional consideration was to be given to the Sidus unitholders for a portion of the savings realized from the synergies of the business combination and, if applicable, for a portion of earnings in excess of targeted amount. That additional consideration of $464,052 was paid out in December of 2005. The total consideration of $7.4 million resulted in an intangible asset of $4.4 million. The acquisition was accounted for using the purchase method.
The purchase price was allocated to the assets acquired and liabilities assumed as follows:

Fair Value
Assets:
Cash and cash equivalents	$498,976
Loans, net	22,947,443
Other tangible assets acquired	560,447
Goodwill	4,383,155
Liabilities:
Other liabilities	(21,006,866)

Total net assets acquired/consideration given	$7,383,155

The Company is in the process of finalizing merger related costs and accordingly, certain purchase price allocations are subject to refinement.
In 2006, goodwill will be adjusted for final payments to the previous Sidus unitholders. The merger agreement provides for additional payments to the previous unitholders based on factors related to performance and volume for the twelve months ended October 1, 2006.
The unaudited proforma combined historical results for the years ended December 31, 2004 and 2003, as if High Country, and Sidus had been acquired at January 1, 2003, after giving effect to certain adjustments, including the amortization of intangible assets, are estimated as:

	2004	2003
Interest income	$43,446,776	$45,101,645
Interest expense	12,605,752	15,366,014
Net income	9,880,423	10,908,783

Basic earnings per share	$0.93	$1.02
Diluted earnings per share	$0.91	$1.00

YADKIN VALLEY BANK AND TRUST COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2005, 2004 and 2003
2. BUSINESS COMBINATIONS (continued)
The proforma results are not necessarily indicative of what actually would have occurred if the acquisition had been completed as of the beginning of each fiscal period presented, nor are they necessarily indicative of future consolidated results.
Projected net amortization expense on intangible assets acquired in business combinations for the years ending December 31, 2006, 2007, 2008, 2009, and 2010 is $813,117, $773,273, $733,430, 693,587, and $653,743, respectively. The weighted average amortization period is 9.0 years.
3. INVESTMENT SECURITIES
Investment securities at December 31, 2005 and 2004 are summarized as follows:

	2005
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Available-for-sale, securities:
Securities of other U.S. government agencies due:
Within 1 year	$16,636,839	$8,208	$163,281	$16,481,766
After 1 but within 5 years	30,104,584	2,215	522,883	29,583,916
After 5 but within 10 years	991,388	14,550	—	1,005,938

	47,732,811	24,973	686,164	47,071,620

U.S. Treasury securities due:
Within 1 year	3,516,398	—	37,668	3,478,730
After 1 but within 5 years	3,585,174	—	111,737	3,473,437

	7,101,572	—	149,405	6,952,167

Mortgage-backed securities due:
Within 1 year
After 1 but within 5 years	5,332,936	31,930	114,731	5,250,135
After 5 but within 10 years	5,120,528	7,149	155,751	4,971,926
After 10 years	15,764,375	13,903	273,939	15,504,339

	26,217,839	52,982	544,421	25,726,400

State and municipal securities due:
Within 1 year	1,843,080	9,409	—	1,852,489
After 1 but within 5 years	8,502,089	116,399	67,875	8,550,613
After 5 but within 10 years	16,778,258	311,432	286,088	16,803,602
After 10 years	5,010,176	—	202,993	4,807,183

	32,133,603	437,240	556,956	32,013,887

Other securities due:
Within 1 year	1,037	—	—	1,037
After 1 but within 5 years	936,517	—	24,061	912,456
After 10 years	1,055,623	3,876	20,606	1,038,893

	1,993,177	3,876	44,667	1,952,386

Total available-for-sale securities	$115,179,002	$519,071	$1,981,613	$113,716,460

YADKIN VALLEY BANK AND TRUST COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2005, 2004 and 2003
3. INVESTMENT SECURITIES (Continued)

	2004
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Available-for-sale, securities:
Securities of other U.S. government agencies due:
Within 1 year	$9,556,698	$71,031	$3,474	$9,624,254
After 1 but within 5 years	35,066,861	223,112	192,784	35,097,189
After 5 but within 10 years	990,595	47,843	—	1,038,438

	45,614,154	341,986	196,258	45,759,881

U.S. Treasury securities due:
Within 1 year	2,043,402	14,250	2,340	2,055,312
After 1 but within 5 years	7,185,938	16,981	80,146	7,122,773

	9,229,340	31,231	82,486	9,178,085

Mortgage-backed securities due:
Within 1 year
After 1 but within 5 years	5,072,265	97,249	942	5,168,572
After 5 but within 10 years	8,085,743	47,273	46,209	8,086,808
After 10 years	14,429,703	113,379	64,725	14,478,358

	27,587,712	257,902	111,875	27,733,738

State and municipal securities due:
Within 1 year	1,767,032	11,073	—	1,778,104
After 1 but within 5 years	7,088,352	263,122	5,846	7,345,627
After 5 but within 10 years	16,350,933	637,098	59,581	16,928,450
After 10 years	3,744,226	59,200	65,972	3,737,454

	28,950,542	970,492	131,399	29,789,636

Other securities due:
Within 1 year	1,007	—	—	1,007
After 1 but within 5 years	962,440	7,966	5,513	964,893
After 10 years	1,055,623	—	16,815	1,038,808

	2,019,070	7,966	22,328	2,004,708

Total available-for-sale securities	$113,400,818	$1,609,576	$544,346	$114,466,048

Mortgage-backed securities are included in maturity groups based upon final payment stated maturity date. At December 31, 2005 and 2004, the Company’s mortgage-backed securities were pass-through securities. Actual maturity will vary based on repayment of the underlying mortgage loans.
Gross realized gains on sales of available for sale securities in 2005, 2004 and 2003 were $11,588, $58,283, and $301,369, respectively. Gross realized losses on sales of available-for-sale securities in 2005, 2004 and 2003 were $3,506, $1,726, and $0, respectively.
Investment securities with carrying values of approximately $68,307,625 and $49,794,070 at December 31, 2005 and 2004, respectively, were pledged as collateral for public deposit and for other purposes as required or permitted by law.

YADKIN VALLEY BANK AND TRUST COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2005, 2004 and 2003
3. INVESTMENT SECURITIES (Continued)
The following table shows investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2005 and 2004. Securities that have been in a loss position for twelve months or more at December 31, 2004 include one United States Treasury note and three mortgage-backed securities. Securities that have been in a loss position for twelve months or more at December 31, 2005 include four United States Treasury notes, nineteen mortgage-backed securities, fourteen federal agency bonds and eighteen municipal bonds.
The unrealized losses relate to debt securities that have incurred fair value reductions due to higher market interest rates since the securities were purchased. The unrealized losses are not likely to reverse unless and until market interest rates decline to the levels that existed when the securities were purchased. Since none of the unrealized losses relate to the marketability of the securities or the issuer’s ability to honor redemption obligations, none of the securities are deemed to be other than temporarily impaired

	Less Than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
December 31, 2005	value	losses	value	losses	value	losses
Securities available for sale:
U.S. government agencies	$15,798,051	$188,212	$26,137,585	$497,952	$41,935,636	$686,164
U.S. Treasury notes	1,509,980	4,896	5,442,187	144,509	6,952,167	149,405
Mortgage backed securities	7,440,443	87,538	12,174,677	456,883	19,615,120	544,421
N.C. municipal bonds	11,089,646	295,366	5,079,339	261,590	16,168,985	556,956
Other securities	537,262	10,048	1,401,267	34,619	1,938,529	44,667

Total temporarily impaired securities	$36,375,382	$586,060	$50,235,055	$1,395,553	$86,610,437	$1,981,613

	Less Than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
December 31, 2004	value	losses	value	losses	value	losses
Securities available for sale:
U.S. government agencies	$21,147,456	$196,258	$—	$—	$21,147,456	$196,258
U.S. Treasury notes	5,047,734	43,272	1,545,938	39,214	6,593,672	82,486
Mortgage backed securities	10,508,983	63,089	2,472,953	48,786	12,981,936	111,875
N.C. municipal bonds	5,572,051	131,399	—	—	5,572,051	131,399
Other securities	1,389,740	22,328	—	—	1,389,740	22,328

Total temporarily impaired securities	$43,665,964	$456,346	$4,018,891	$88,000	$47,684,855	$544,346

4. NON-MARKETABLE EQUITY SECURITIES CARRIED AT COST
The aggregate cost of the Company’s cost method investments totaled $4,772,938 at December 31, 2005. Investments with an aggregate cost of $323,216 were not evaluated for impairment because (a) the company did not estimate the fair value of those investments in accordance with paragraphs 14 and 15 of Statement 107 and (b) the Company did not identify any events or changes in circumstances that may have had a significant adverse effect on the fair value of those investments. Of the remaining $4,449,722 of investments, consisting of securities in Federal Home Loan Bank and the Bankers Bank carried at $4,298,000 and $151,722, respectively at December 31, 2005, the Company estimated that the fair value equaled or exceeded the cost of these investments (that is, the investments were not impaired) on the basis of the redemption provisions of the issuing entities.

YADKIN VALLEY BANK AND TRUST COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2005, 2004 and 2003
5. LOANS AND ALLOWANCE FOR LOAN LOSSES
Loans at December 31, 2005 and 2004 classified by type are as follows:

	2005	2004
Commercial, financial and agricultural	$164,847,545	$155,508,078
Real estate — construction	92,447,185	80,000,367
Real estate — mortgage	439,925,262	416,855,330
Installment loans to individuals	41,300,871	35,749,314

Total	738,520,863	688,113,089
Less: Net deferred loan origination fees	(990,858)	(767,860)
Allowance for loan losses	(9,473,615)	(8,654,249)

Loans, net	$728,056,390	$678,690,980

Loans on which the accrual of interest has been discontinued or reduced amounted to approximately $3,199,000, $3,040,000, and $1,489,000 at December 31, 2005, 2004 and 2003, respectively. If interest on those loans had been accrued in accordance with the original terms, interest income would have increased by approximately $139,000, $123,000, and $76,800 for 2005, 2004 and 2003, respectively.
Substantially all of the Company’s loans have been granted to customers in northwestern North Carolina.
In the normal course of business, the Company has made loans to directors and officers of the Company and its subsidiaries. All loans and commitments made to such officers and directors and to companies in which they are officers, or have significant ownership interest, have been made on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers. In the opinion of management, they do not involve more than the normal credit risk or present other unfavorable features. An analysis of these related party loans for the year ended December 31, 2005 is as follows:

Balance at beginning of year	$7,569,039
New loans	3,666,804
Repayments	(3,307,330)

Balance at end of year	$7,928,513

Changes in the allowance for loan losses for the years ended December 31, 2005, 2004 and 2003 are as follows (in thousands):

	2005	2004	2003
Balance, beginning of year	$8,654	$6,188	$6,218

Charge-offs:
Commercial, financial and agricultural	(387)	(1,048)	(776)
Real estate – construction	(50)	(12)	(135)
Real estate — mortgage	(380)	(273)	(263)
Installment loans to individuals	(466)	(236)	(335)

	(1,283)	(1,569)	(1,509)

YADKIN VALLEY BANK AND TRUST COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2005, 2004 and 2003
5. LOANS AND ALLOWANCE FOR LOAN LOSSES (continued)

	2005	2004	2003
Recoveries:
Commercial, financial and agricultural	141	199	79
Real estate – construction	—	50	41
Real estate — mortgage	145	41	16
Installment loans to individuals	92	87	63

	378	377	199

Net charge-offs	(905)	(1,192)	(1,310)

Provision for loan losses	1,724	1,620	1,280
Allowance acquired from High Country Bank (Note 2)	—	2,038	—

Balance, end of year	$9,473	$8,654	$6,188

Ratio of net charge-offs during the year to average loans outstanding during the year	0.12%	0.18%	0.29%
The following table presents the Company’s investment in loans considered to be impaired and related information on those impaired loans:

	2005	2004
Recorded investment in loans considered to be impaired	$3,230,599	$3,166,927
Nonaccrual loans, substantially all of which are considered to be impaired	3,199,282	3,039,575
Allowance for loan losses related to loans considered to be impaired	333,537	784,464
6. PREMISES AND EQUIPMENT
Premises and equipment at December 31, 2005 and 2004 are as follows:

		Accumulated
		depreciation
		and	Net book
	Cost	amortization	value
December 31, 2005:
Land	$9,984,342	$—	$9,984,342
Land improvements	963,073	537,510	425,563
Buildings	14,897,252	2,645,238	12,252,014
Furniture and equipment	11,667,813	7,856,939	3,810,874
Construction in process	900,262	—	900,262

Total	$38,412,742	$11,039,687	$27,373,055

December 31, 2004:
Land	$8,055,855	$—	$8,055,855
Land improvements	1,010,864	495,557	515,307
Buildings	11,051,494	2,340,238	8,711,256
Furniture and equipment	12,537,095	8,822,652	3,714,443
Construction in process	3,064,783	—	3,064,783

Total	$35,720,091	$11,658,447	$24,061,644

Depreciation and amortization expense for the years ended December 31, 2005, 2004 and 2003 was $1,673,511, $1,364,549, and $929,305, respectively.

YADKIN VALLEY BANK AND TRUST COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2005, 2004 and 2003
7. DEPOSITS
At December 31, 2005, the scheduled maturities of time certificates are as follows:

2006	$272,410,039
2007	85,987,497
2008	29,809,638
2009	17,464,273
2010	21,346,503

Total	$427,017,950

8. BORROWED FUNDS
Borrowed funds at December 31, 2005 and 2004 consist of short-term borrowings from a U.S. Treasury tax and loan depository note account, U.S. Treasury securities sold under agreements to repurchase and a line of credit with GMAC. Also included are short and long term borrowings from the Federal Home Loan Bank of Atlanta (“FHLB”). Borrowings from the United States Treasury are payable on demand and are collateralized by state, county and municipal securities (see Note 3). Interest under this arrangement is payable monthly at 25 basis points below the average federal funds rate as quoted by the Federal Reserve Board. Unused lines of credit from various correspondent banks totaled $50.5 million at December 31, 2005.

	2005	2004	2003
Securities sold under agreements to repurchase:
Balance at end of year	$30,623,483	$30,525,325	$24,544,135
Weighted average interest rate at end of year	2.03%	1.33%	1.16%
Maximum amount outstanding at any month-end during the year	34,808,180	30,601,807	24,544,135
Average daily balance outstanding during the year	31,672,000	27,066,000	16,900,000
Average annual interest rate paid during the year	2.10%	1.40%	1.21%

Federal Home Loan Bank advances:
Balance at end of year	$53,388,420	$71,479,740	$16,169,230
Weighted average interest rate at end of year	4.11%	2.77%	3.17%
Maximum amount outstanding at any month-end during the year	71,472,200	71,479,740	17,900,000
Average daily balance outstanding during the year	65,520,000	40,810,000	17,481,000
Average annual interest rate paid during the year	3.43%	2.47%	3.07%

Overnight borrowings from Federal Reserve Bank:
Balance at end of year	$1,977,809	$1,847,289	$579,485
Weighted average interest rate at end of year	4.06%	2.03%	0.78%
Maximum amount outstanding at any month-end during the year	1,977,808	1,847,289	1,944,078
Average daily balance outstanding during the year	1,174,000	650,000	972,000
Average annual interest rate paid during the year	2.67%	1.76%	0.86%

GMAC line of credit:
Balance at end of year	$—	$9,123,100	—
Weighted average interest rate at end of year	—	4.1%	—
Maximum amount outstanding at any month-end during the year	—	9,123,100	—
Average daily balance outstanding during the year	—	10,733,617	—
Average annual interest rate paid during the year	—	3.94%	—

YADKIN VALLEY BANK AND TRUST COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2005, 2004 and 2003
8. BORROWED FUNDS (continued)

	2005	2004	2003
Federal funds purchased:
Balance at end of year	$—	$16,000	$—
Interest rate at end of year	4.58%	2.70%	1.20%
Maximum amount outstanding at any month-end during the year	10,722,000	20,597,000	7,200,000
Average daily balance outstanding during the year	2,775,000	7,736,000	628,000
Average annual interest rate paid during the year	3.29%	2.10%	0.53%
Pursuant to a collateral agreement with the FHLB, advances are collateralized by all the Company’s FHLB stock and qualifying first mortgage, commercial, multifamily and home equity line loans. The balance of the lendable collateral value of all loans as of December 31, 2005 was approximately $113 million with $60 million remaining available. This agreement with the FHLB provides for a line of credit up to 20% of the Bank’s assets.
Advances, including the fair market value adjustment from the Piedmont acquisition, from the Federal Home Loan Bank of Atlanta consist of the following at December 31, 2005 and 2004:

	Interest
Maturity	Rate		2005	2004
11/18/2009	3.14%		5,000,000	5,000,000
12/12/2005	2.44	%(1)	—	39,900,000
12/12/2006	4.58	%(1)	23,900,000	—
12/19/2005	3.21%		—	2,000,000
04/28/2006	2.66%		5,000,000	5,000,000
12/10/2008	3.90%		5,000,000	5,000,000
12/10/2009	4.06%		5,000,000	5,000,000
02/28/2011	5.37%		2,000,000	2,000,000
03/08/2011	4.03%		5,488,420	5,579,740
10/03/2011	4.25%		2,000,000	2,000,000

(1) Variable rate of interest			$53,388,420	$71,479,740

9. INCOME TAXES
The provision for income taxes for the years ended December 31, 2005, 2004 and 2003 is summarized as follows:

	2005	2004	2003
Current:
Federal	$5,567,166	$3,464,260	$3,602,544
State	1,012,100	476,124	785,289

	6,579,266	3,940,384	4,387,833
Deferred
Federal	(903,146)	558,811	(215,027)
State	(277,215)	60,605	(46,870)

	(1,180,361)	619,416	(261,897)

Total Income Taxes	$5,398,905	$4,559,800	$4,125,936

YADKIN VALLEY BANK AND TRUST COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2005, 2004 and 2003
9. INCOME TAXES (continued)
The tax effects of significant items comprising the Company’s net deferred tax assets as of December 31, 2005 and 2004 are as follows:

	2005	2004	2003
Deferred tax assets:

Unrealized loss on available for sale securities	$407,126	$—	$—
Bad debt reserve	3,610,248	3,136,669	2,130,251
Deferred fees associated with merger	48,347	92,772	—
Deferred loan costs	51,891	76,799	—
Core deposit amortization	156,417	188,779	221,140
Reserve for profit sharing	—	—	90,864
State Tax Credits	121,956	—	—
Other	192,750	198,822	16,480

	4,181,609	3,693,841	2,458,735

Deferred tax liabilities:

Unrealized gain on available for sale securities	—	(594,659)	(1,167,828)
Depreciation	(1,143,318)	(1,365,288)	(819,831)
Prepaid insurance	(150,140)	(142,661)	—
Core deposit intangible	(2,255,493)	(2,584,309)	(1,838,049)
Other intangibles	(278,039)	(507,582)	(208,139)
Other	(128,125)	(30,462)	—

	(3,547,989)	(5,224,961)	(4,033,847)

Net deferred tax (liability) asset	$633,620	$(1,531,120)	$(1,575,112)

Deferred tax liabilities (assets) related to unrealized gains and losses were $557,035 and ($427,377) for the years ended December 31, 2005 and 2004, respectively. Also included in deferred tax liabilities related to unrealized gains and losses is a deferred tax liability of $149,909 and $167,315 at December 31, 2005 and 2004, respectively, on available for sale securities acquired in the acquisition of Main Street Bancshares.
A reconciliation of applicable income taxes for the years ended December 31, 2005, 2004 and 2003 to the amount of tax expense computed at the statutory federal income tax rate of 34% is as follows:

	2005	2004	2003
Tax expense at statutory rate on income before income taxes	$5,629,505	$4,775,073	$4,435,390
Increases (decreases) resulting from:
Tax-exempt interest on investments	(423,820)	(596,876)	(347,415)
State income tax, net of federal benefits	485,024	639,579	355,061
Nontaxable increase in cash surrender value	(197,384)	(222,359)	(279,331)
Rehabilitation credits	(40,652)	(150,000)	—
Other	(53,768)	114,383	(37,771)

Total income taxes	$5,398,905	$4,559,800	$4,125,934

10. EARNINGS PER SHARE
Basic earnings per share (“EPS’) are computed by dividing net income by the weighted-average number of common shares outstanding for the year. Diluted EPS includes the effect of dilutive common stock equivalents. Following is the reconciliation of EPS for the years ended December 31, 2005, 2004 and 2003:

YADKIN VALLEY BANK AND TRUST COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2005, 2004 and 2003
10. EARNINGS PER SHARE (continued)

	2005	2004	2003
Basic earnings per share:
Net income	$11,158,464	$9,484,532	$8,919,330
Weighted average shares outstanding	10,685,457	10,531,774	8,724,515
Basic earnings per share	$1.04	$0.90	$1.02

Diluted earnings per share:
Net income	$11,158,464	$9,484,532	$8,919,330
Weighted average shares outstanding	10,685,457	10,531,774	8,724,515
Dilutive effect of stock options	143,342	162,987	177,593
Weighted average shares, as adjusted	10,828,799	10,694,761	8,902,108
Diluted earnings per share	$1.03	$0.89	$1.00
On December 31, 2005 there were 213,775 options to purchase shares of common stock at a range of $14.97 – $17.10 that were not included in the computation of diluted EPS because the options’ exercise price was greater than the $14.13 average market price of the common shares. On December 31, 2004 there were 216,975 options to purchase shares at $14.97-17.40 that were not included in the computation of diluted EPS. On December 31, 2003 there were 1,000 options outstanding to purchase shares at $17.40 per share that were not included in diluted EPS.
11. BENEFIT PLANS
The Company maintains profit-sharing and 401(k) plans for substantially all employees. Contributions to the profit-sharing plan are at the discretion of the Board of Directors but are limited to amounts deductible in accordance with the Internal Revenue Code. Under the Company’s 401(k) plan, employees are permitted to contribute up to 60% of pre-tax compensation. The Company will match 50% of an employee’s contribution, up to a maximum of 3% of pre-tax employee compensation. The Company’s policy is to fund the profit-sharing/401(k) costs as incurred. Employer contributions in 2005, 2004 and 2003 to the 401(k) plan were $211,821, $186,600, and $155,039, respectively. There were no contributions to the profit-sharing plan for the years ended December 31, 2005, 2004 and 2003.
During 2001 and 2000, the Company created an Officer Supplemental Insurance Plan (“OSIP”) and entered into Life Insurance Endorsement Method Split Dollar Agreements with certain officers. Under the plan, upon death of the officer, the Company first recovers the cash surrender value of the contract and then shares the remaining death benefits from insurance contracts, which are written with different carriers, with the designated beneficiaries of the officers. The death benefit to the officer’s beneficiaries is a multiple of base salary at the time of the agreements. The Company, as owner of the policies, retains an interest in the life insurance proceeds and a 100% interest in the cash surrender value of the policies. The OSIP contains a five-year vesting requirement and certain provisions relating to change of control and termination of service.
The Company funded the OSIP through the purchase of bank-owned life insurance (“BOLI”) during the first quarter of 2000 and the second quarter of 2001 with initial investments of $4,807,000 and $5,000,000, respectively. The corresponding cash surrender values of BOLI policies as of December 31, 2005 and 2004 was $16,598,498 and $16,017,956, respectively.
Incentive compensation is provided for certain officers of the Company based on defined levels of earnings performance. Expenses related to such compensation during 2005, 2004 and 2003 totaled approximately $387,520, $288,336, and $267,309, respectively.

YADKIN VALLEY BANK AND TRUST COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2005, 2004 and 2003
12. STOCK OPTIONS
The Company has option plans for directors, selected executive officers and other key employees. The plans provide for the granting of options to purchase shares of the Company’s common stock at a price not less than the fair market value at the time of grant of the option. Option exercise prices are established at market value on the grant date. Vesting schedules are determined by the Board of Directors. Upon termination, unexercised options held by employees are forfeited and made available for future grants.
In December 2005, the Company accelerated the vesting of 135,101 options, leaving 13,439 options unvested at December 31, 2005. The Company recorded no compensation expense in connection with this acceleration of option vesting. At December 31, 2005, 14,900 shares of common stock are reserved for future grants of options.
The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 2005, 2004, and 2003: dividend yield of 3.06, 2.67 and 2.72 percent, respectively; expected volatility of 15.46, 29.65 and 21.60 percent, respectively; risk-free interest rate of 3.17, 1.02 and 1.00 percent, respectively, and expected life of 7, 7 and 4 years, respectively.
The weighted-average fair value of options granted during 2005, 2004 and 2003 was approximately $1.89, $2.92, and $2.43 respectively, at the grant date. Certain option information for the years ended December 31, 2005, 2004 and 2003 follows:

				Weighted
				average
			Weighted	remaining
		Option price	average	contractual
	Shares	per share	exercise price	life (years)
Outstanding at January 1, 2003	389,889	$5.62-15.50	$8.24	6.11
Exercised	(111,237)	5.62-15.50	7.39
Forfeited	(7,855)	7.61-15.50	13.70
Granted	2,000	12.75-17.40	15.08

Outstanding at December 31, 2003	272,767	$5.62-17.40	$8.46	6.08
Exercised	(39,294)	5.62-12.75	7.84
Forfeited	(14,774)	7.58-15.50	13.14
Granted	190,700	13.06-17.10	15.02

Outstanding at December 31, 2004	511,333	$5.62-17.40	$10.55	6.46
Exercised	(25,930)	5.62-12.75	7.38
Forfeited	(5,200)	14.97-17.40	16.37
Granted	4,500	14.00-14.24	14.11

Outstanding at December 31, 2005	484,703	$5.62-17.10	$10.70	5.49

YADKIN VALLEY BANK AND TRUST COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2005, 2004 and 2003
12. STOCK OPTIONS (continued)
The table below segregates the shares outstanding at December 31, 2005 into meaningful ranges:

		Weighted average		Shares
		remaining	Weighted	exercisable
	Option price	contractual	average	December 31,
Shares	per share	life (years)	exercise price	2005
84,034	$5.62 – 5.70	2.33	$5.63	84,034
93,178	6.87	3.70	6.87	93,178
44,492	7.44 – 7.85	5.55	7.67	44,492
29,890	8.66 – 9.03	4.38	8.66	29,890
10,334	10.75-11.24	6.53	10.77	10,334
2,500	12.75-13.06	7.25	13.00	2,500
8,500	14.00-14.24	8.14	14.06	8,500
204,275	14.97-15.50	6.32	15.08	193,364
7,500	17.10	7.00	17.10	4,972

484,703				471,264

No option may be exercisable more than ten years after the date of grant.
13. LEASES
Rental expense was approximately $370,000 in 2005, $171,000 in 2004 and $19,000 in 2003 and primarily represents rentals of real estate. Future minimum lease payments for the next five years are as follows:

2006	$367,026
2007	270,975
2008	216,372
2009	169,190
2010	102,319
14. OFF-BALANCE SHEET RISK, COMMITMENTS AND CONTINGENCIES
The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company, upon extension of credit is based on management’s credit evaluation of the borrower. Collateral obtained varies but may include real estate, stocks, bonds, and certificates of deposit.
A summary of the contract amount of the Company’s exposure to off-balance sheet risk as of December 31, 2005 and 2004 is as follows:

YADKIN VALLEY BANK AND TRUST COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2005, 2004 and 2003
14. OFF-BALANCE SHEET RISK, COMMITMENTS AND CONTINGENCIES (continued)

	2005	2004
Financial instruments whose contract amounts represent credit risk:
Loan commitments and undisbursed lines of credit	$176,582,422	166,794,539
Undisbursed standby letters of credit	4,478,311	2,623,055
Undisbursed portion of construction loans	38,470,925	38,040,381
Commitments to close first mortgages	132,562,000	84,535,000
Commitments to sell first mortgages	126,250,000	84,535,000
The Company is a party to legal proceedings and potential claims arising in the normal conduct of business. Management believes that this litigation is not material to our financial position or results of our operations or the operations of the Bank.
15. REGULATORY REQUIREMENTS
The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -and possibly additional discretionary — actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company’s assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. The Company’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes that, as of December 31, 2005, the Company meets all capital adequacy requirements to which it is subject.
As of December 31, 2005, the most recent notification from the FDIC categorized the Company as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Company must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed in the Company’s category. Dollar amounts in the table below are in thousands:

					To be well
					capitalized under
			For capital		prompt corrective
	Actual		adequacy purposes		action provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2005:
Total Capital (to risk-weighted assets)	$88,482	10.5%	$67,371	8.0%	$84,214	10.0%
Tier I Capital (to risk-weighted assets)	79,008	9.4%	33,686	4.0%	50,529	6.0%
Tier I Capital (to average assets)	79,008	8.2%	38,573	4.0%	48,217	5.0%

As of December 31, 2004:
Total Capital (to risk-weighted assets)	$80,997	10.3%	$62,955	8.0%	$78,693	10.0%
Tier I Capital (to risk-weighted assets)	72,343	9.2%	31,477	4.0%	47,216	6.0%
Tier I Capital (to average assets)	72,343	7.9%	36,757	4.0%	45,946	5.0%
The Company, as a North Carolina banking corporation, may pay dividends only out of undivided profits as determined pursuant to North Carolina General Statutes Section 53-87. At December 31, 2005, $34,554,032 was legally available for dividend payments.
For the reserve maintenance period in effect at December 31, 2005, the Company was required by the Federal Reserve Bank to maintain average daily reserves of $20,560,000 on deposit.

YADKIN VALLEY BANK AND TRUST COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2005, 2004 and 2003
16. FINANCIAL INSTRUMENTS
The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessary to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair values (in thousands):

	2005		2004
	Carrying	Estimated	Carrying	Estimated
	amount	fair value	amount	fair value
Assets:
Cash and cash equivalents	$55,493	$55,493	$32,314	$32,314
Investment securities	113,716	113,716	114,466	114,466
Loans and loans held for sale, net	759,483	766,176	720,298	732,774
Accrued interest receivable	4,803	4,803	4,458	4,458
Federal Home Loan Bank Stock	4,298	4,298	4,927	4,927
Investment in Bank owned life insurance	16,598	16,598	16,018	16,018

Liabilities:
Demand deposits, NOW, savings and money market accounts	$387,335	$387,335	$380,531	$380,531
Time deposits	427,018	423,763	348,177	345,798
Borrowed funds	85,990	85,332	112,991	113,124
Accrued interest payable	1,815	1,815	1,136	1,136
The carrying amounts of cash and cash equivalents approximate their fair value.
The fair value of marketable securities is based on quoted market prices and prices obtained from independent pricing services.
For certain categories of loans, such as installment and commercial loans, the fair value is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The cost of fixed rate mortgage loans held-for-sale approximates the fair values as these loans are typically sold within 60 days of origination. Fair values for adjustable rate mortgages are based on quoted market prices of similar loans adjusted for differences in loan characteristics.
The carrying value of Federal Home Loan Bank Stock approximates fair value based on the redemption provisions of the Federal Home Loan Bank Stock.
The fair value of demand deposits and savings accounts is the amount payable on demand at December 31, 2005 and 2004, respectively. The fair value of fixed-maturity certificates of deposit and individual retirement accounts is estimated using the present value of the projected cash flows using rates currently offered for similar deposits with similar maturities.
In 2005, the carrying amount of the borrowed funds exceeds the estimated fair value due to the increasing interest rates. The fair value of borrowed funds exceeds the carrying value due to the contractual rates for borrowed funds exceeding the current market rates in 2004.
The investment in bank owned life insurance represents the cash value of the policies at December 31, 2005 and 2004. The rates are adjusted annually thereby minimizing market fluctuations.
The fair value of accrued interest receivable and accrued interest payable approximate book values because of their short-term duration.

YADKIN VALLEY BANK AND TRUST COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2005, 2004 and 2003
17. BUSINESS SEGMENT INFORMATION
Sidus Financial, LLC (“Sidus”) was acquired October 1, 2004 as a single member LLC with the Company as the single member. Sidus is headquartered in Greenville, North Carolina and offers mortgage banking services to its customers in North Carolina, South Carolina, Virginia, Georgia, Maryland, Alabama, Florida, Kentucky, Louisiana, West Virginia, Delaware and Tennessee. The following table details the results of operations for the twelve months of 2005 for the Company and Sidus using the purchase method of accounting.

	Company	Sidus	Other	Total
December 31, 2005
Interest income	$51,344,804	$2,196,148	$(289,955)	$53,250,997
Interest expense	17,352,577	1,523,574	(289,955)	18,586,196

Net interest income	33,992,227	672,574		34,664,801

Provision for loan losses	1,724,000	—	—	1,724,000

Net interest income after provision for loan losses	32,268,227	672,574		32,940,801
Net gain (loss) on sales of investment securities	8,082	—		8,082
Other income	8,011,441	5,224,007		13,235,448
Other expense	25,167,830	4,459,132	—	29,626,962

Income before income taxes	15,119,920	1,437,449		16,557,369

Income taxes	4,725,217	673,688		5,398,905

Net Income	$10,394,703	$763,761	—	$11,158,464

Total Assets	$1,049,898,584	$37,059,560	$(62,663,640)	$1,024,294,504
Net Loans	728,056,390	—	—	728,056,390
Loans held for sale	425,564	31,001,165	—	31,426,729
Goodwill	27,753,028	4,383,155	—	32,136,183
The following table details the results of operations for the twelve months of 2004 for the Company and for three months for Sidus using the purchase method of accounting.

	Company	Sidus	Other	Total
December 31, 2004
Interest income	$42,219,488	$443,858	$—	$42,663,346
Interest expense	11,976,512	234,784		12,211,296

Net interest income	30,242,976	209,074		30,452,050

Provision for loan losses	1,620,000	—	—	1,620,000

Net interest income after provision for loan losses	28,622,976	209,074		28,832,050
Net gain (loss) on sales of investment securities	56,557	—		56,557
Other income	8,486,814	684,519		9,171,333
Other expense	23,071,781	943,827	—	24,015,608

Income before income taxes	14,094,566	(50,234)		14,044,332

Income taxes	4,559,800	—		4,559,800

Net Income	$9,534,766	$(50,234)	—	$9,484,532

YADKIN VALLEY BANK AND TRUST COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2005, 2004 and 2003

	Company	Sidus	Other	Total
December 31, 2004
Total Assets	$949,718,528	$45,268,868	$(35,197,120)	$959,790,276
Net Loans	678,690,980	—	—	678,690,980
Loans held for sale	1,220,628	40,385,943	—	41,606,571
Goodwill	27,753,028	3,919,103	—	31,672,131
18. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)
The following table presents unaudited, summarized quarterly data for the years ended December 31, 2005 and 2004 (in thousands):

	Three Months Ended
	December 31	September 30	June 30	March 31
2005
Interest income	$14,729	$13,799	$12,816	$11,907
Interest expense	5,400	5,000	4,345	3,841

Net interest income	9,329	8,799	8,471	8,066
Provision for loan losses	462	498	382	382

Net interest income after provision for loan losses	8,867	8,301	8,089	7,684
Net gain (loss) on sales of investment securities	(3)	10	—	1
Other income	3,399	3,678	3,231	2,928
Other expense	7,868	7,642	7,101	7,016

Income before income taxes	4,395	4,347	4,219	3,597
Income taxes	1,442	1,412	1,412	1,134

Net income	$2,953	$2,935	$2,807	$2,463

Net income per common share — basic	$0.28	$0.27	$0.26	$0.23

Net income per common share — diluted	$0.27	$0.27	$0.26	$0.23

		Three Months Ended
	December 31	September 30	June 30	March 31
2004
Interest income	$11,531	$10,774	$10,184	$10,174
Interest expense	3,440	2,930	2,886	2,955

Net interest income	8,091	7,844	7,298	7,219
Provision for loan losses	270	405	405	540

Net interest income after provision for loan losses	7,821	7,439	6,893	6,679
Net gain (loss) on sales of investment securities	26	31	—	—
Other income	2,616	2,172	2,170	2,213
Other expense	6,731	5,920	5,927	5,438

Income before income taxes	3,732	3,722	3,136	3,454
Income taxes	1,186	1,223	1,017	1,134

Net income	$2,546	$2,499	$2,119	$2,320

Net income per common share — basic	$0.24	$0.24	$0.20	$0.22

Net income per common share – diluted	$0.24	$0.24	$0.20	$0.22

Item 9 — Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
None.
Item 9A — Controls and Procedures
Yadkin’s management, with the participation of the Bank’s Chief Executive Officer and Chief Financial Officer, has evaluated the effectiveness of the Bank’s disclosure controls and procedures as of December 31, 2005. Based on that evaluation, the Bank’s Chief Executive Officer and Chief Financial Officer concluded that the Bank’s disclosure controls and procedures were effective as of December 31, 2005. There were no material changes in the Bank’s internal controls over financial reporting during the fourth quarter of 2005.

MANAGEMENT’S ANNUAL REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING
Management of Yadkin Valley Bank and Trust Company and subsidiaries (the “Company”) is responsible for preparing the Company’s annual consolidated financial statements and for establishing and maintaining adequate internal control over financial reporting for the Company. Management has evaluated the effectiveness of the Company’s internal control over financial reporting, including controls over the preparation of financial statements in accordance with the instructions to the Federal Financial Institutions Examination Council instructions for Consolidated Reports of Condition and Income (“call report instructions”), as of December 31, 2005 based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that the Company maintained effective internal control over financial reporting as of December 31, 2005.
Internal control over financial reporting cannot provide absolute assurance of achieving financial reporting objectives because of its inherent limitations. Internal control over financial reporting is a process that involves human diligence and compliance and is subject to lapses in judgment and breakdowns resulting from human failures. Internal control over financial reporting can also be circumvented by collusion or improper management override. Because of such limitations, there is a risk that material misstatements may not be prevented or detected on a timely basis by internal control over financial reporting.
The Company’s registered public accounting firm that audited the Company’s consolidated financial statements included in this annual report has issued an attestation report on management’s assessment of internal control over financial reporting.
Management is also responsible for compliance with laws and regulations relating to safety and soundness, which are designated by the FDIC and the appropriate federal banking agency. Management assessed its compliance with these designated laws and regulations relating to safety and soundness and believes that the Company complied, in all significant respects, with such laws and during the year ended December 31, 2005.
March 27, 2006

/s/ William A. Long	/s/ Edwin E. Laws

William A. Long	Edwin E. Laws
President & Chief Executive Officer	Vice President & Chief Financial Officer

/s/ Julie A. Mason

Julie Mason
Assistant Controller

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders
Yadkin Valley Bank and Trust Company and Subsidiaries
We have audited management’s assessment, included in the accompanying Management’s Annual Report on Internal Control Over Financial Reporting, that Yadkin Valley Bank and Trust Company and subsidiaries (the “Company”) maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A Company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A Company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that Yadkin Valley Bank and Trust Company and subsidiaries maintained effective internal control over financial reporting as of December 31 2005, is fairly stated, in all material respects, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Also in our opinion, Yadkin Valley Bank and Trust Company and Subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements of Yadkin Valley Bank and Trust Company and subsidiaries as of and for the year ended December 31, 2005, and our report dated March 27, 2006, expressed an unqualified opinion on those consolidated financial statements.

Charlotte, North Carolina
March 27, 2006

Item 9B -–Other Information
None.
PART III
Item 10 — Directors and Executive Officers of the Registrant
and
Item 11 — Executive Compensation
and
Item 12 — Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters
Omitted, per general instruction G. The information required by Part III is incorporated by reference from the Registrant’s definitive proxy statement pursuant to Regulation 14A for the annual shareholder’s meeting to be held May 25, 2006, to be mailed to shareholders within 120 days of December 31, 2005, as filed with the FDIC, which is incorporated herein by reference.
The following table sets forth equity compensation plan information at December 31, 2005.
Equity Compensation Plan Information

Number of securities
	Number of securities		remaining available for
	to be issued	Weighted-average	future issuance under
	upon exercise of	exercise price of	equity compensation plans
	outstanding options,	outstanding options,	(excluding securities
Plan Category	warrants and rights	warrants and rights	reflected in column(a))
	(a)	(b)	(c)
Equity compensation plans approved by shareholders	484,703	$10.70	14,900
Equity compensation plans not approved by shareholders	NA	NA	NA

Total	484,703	$10.70	14,900

A description of Yadkin’s equity compensation plans is presented in Note 11 to the accompanying consolidated financial statements.

Item 13 — Certain Relationships and Related Transactions
and
Item 14 — Principal Accounting Fees and Services
Omitted, per general instruction G. The information required by Part III is incorporated by reference from the Registrant’s definitive proxy statement pursuant to Regulation 14A for the annual shareholder’s meeting to be held May 25, 2006, to be mailed to shareholders within 120 days of December 31, 2005, as filed with the FDIC, which is incorporated herein by reference.
PART IV
Item 15 — Exhibits, Financial Statement Schedules
(a)(1) Financial Statements. The following financial statements and supplementary data are included in Item 8 of this report.
(a)(2) Financial Statement Schedules. All applicable financial statement schedules required under Regulation S-X have been included in the Notes to the Consolidated Financial Statements.
(a)(3) Exhibits. The exhibits required by Item 601 of Regulation S-K are listed below.

Exhibit No.	Description
Exhibit 3.1:	Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Annual Report on Form 10K for the year ended December 31, 2003)

Exhibit 3.2:	Bylaws (incorporated by reference to Exhibit 3.2 to the Annual Report on Form 10K for the year ended December 31, 2004)

Exhibit 4.1:	Specimen certificate for Common Stock (incorporated by reference to Exhibit 4 to the Current Report on Form 8K dated October 1, 2001)

Exhibit 10.1:	1998 Employees Incentive Stock Option Plan of Yadkin Valley Bank and Trust Company (incorporated by reference to Exhibit 10.1 to Amendment Number One to the Registration Statement dated January 10, 2002)

Exhibit 10.2:	1998 Non-Statutory Stock Option Plan of Main Street BankShares, Inc. (incorporated by reference to Exhibit 10.2 to the Annual Report on Form 10K for the year ended December 31, 2002)

Exhibit No.	Description
Exhibit 10.3:	1998 Incentive Stock Option Plan of Main Street BankShares, Inc. (incorporated by reference to Exhibit 10.3 to the Annual Report on Form 10K for the year ended December 31, 2002)

Exhibit 10.4:	Employment Agreement with William A. Long (incorporated by reference to Exhibit 10.4 to the Annual Report on Form 10K for the year ended December 31, 2002)

Exhibit 10.5:	Employment Agreement with James L. Pearce, Jr. (incorporated by reference to Exhibit 10.5 to the Annual Report on Form 10K for the year ended December 31, 2002)

Exhibit 10.6:	Employment Agreement with Edwin E. Laws (incorporated by reference to Exhibit 10.6 to the Annual Report on Form 10K for the year ended December 31, 2002)

Exhibit 10.6:	Employment Agreement with John M. Brubaker (incorporated by reference to Exhibit 10.7 to the Annual Report on Form 10K for the year ended December 31, 2004)

Exhibit 21:	Subsidiaries of the Registrant

Exhibit 31.1:	Rule 13a-14(a)/15d-14(a) Certification of Chief Executive Officer

Exhibit 31.2:	Rule 13a-14(a)/15d-14(a) Certification of Chief Financial Officer Rule

Exhibit 32:	Section 1350 Certification
Yadkin Valley Bank and Trust Company
Form 10K 2005

Signatures
In accordance with Section 13 or 15(d) of the Exchange Act, the Registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.
YADKIN VALLEY BANK AND TRUST COMPANY

By:	/s/ William A. Long	Date: March 30, 2006
William A. Long
President and Chief Executive Officer

By:	/s/ Edwin E. Laws Edwin E. Laws	Date: March 30, 2006
Chief Financial Officer
     In accordance with the Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

/s/ William A. Long William A. Long President, Chief Executive Officer, and	Date: March 30, 2006
Director

/s/ Ralph L. Bentley Ralph L. Bentley	Date: March 30, 2006
Director

/s/ Nolan G. Brown Nolan G. Brown	Date: March 30, 2006
Director

/s/ Faye E. Cooper Faye E. Cooper	Date: March 30, 2006
Director

/s/ Harry M. Davis Harry M. Davis	Date: March 30, 2006
Director

/s/ James A. Harrell, Jr. James A. Harrell, Jr.	Date: March 30, 2006
Director

/s/ Daniel J. Park Daniel J. Park	Date: March 30, 2006
Director

/s/ Eldon H. Parks Eldon H. Parks	Date: March 30, 2006
Director

/s/ James L. Poindexter James L. Poindexter	Date: March 30, 2006
Director
Yadkin Valley Bank and Trust Company
Form 10K 2005

/s/ Harry C. Spell Harry C. Spell	Date: March 30, 2006
Director
Yadkin Valley Bank and Trust Company
Form 10K 2005

EXHIBIT 21
SUBSIDIARIES

Name	State of Incorporation
Main Street Investment Services, Inc	North Carolina

Sidus Financial, LLC	North Carolina

PBRE, Inc	North Carolina

Exhibit 31.1
CERTIFICATION OF PRINCIPAL EXECUTIVE OFFICER
Pursuant to Rule 13a-14(d)/15d-14(d)
I, William A. Long, certify that:
1.	I have reviewed this Annual Report on Form 10-K of Yadkin Valley Bank and Trust Company:

2.	Based on my knowledge, this Annual Report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this Annual Report;

3.	Based on my knowledge, the financial statements, and other financial information included in this Annual Report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this Annual Report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and we have:
a)	designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this Annual Report is being prepared;

b)	designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)	evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)	disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter that has materially affected or is reasonably likely to materially affect the registrant’s internal control over financial reporting;

e)	disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s fourth fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and
5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent function):
a)	all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal controls over financial reporting.

Date: March 27, 2006	/s/ William A. Long

William A. Long
President and Chief Executive Officer
Yadkin Valley Bank and Trust Company
Form 10K 2005

Exhibit 31.2
CERTIFICATION OF PRINCIPAL ACCOUNTING OFFICER
Pursuant to Rule 13a-14(d)/15d-14(d)
I, Edwin E. Laws, certify that:
1.	I have reviewed this Annual Report on Form 10-K of Yadkin Valley Bank and Trust Company:

2.	Based on my knowledge, this Annual Report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this Annual Report;

3.	Based on my knowledge, the financial statements, and other financial information included in this Annual Report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this Annual Report.

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and we have:
a)	designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this Annual Report is being prepared;

b)	designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)	evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)	disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter that has materially affected or is reasonably likely to materially affect the registrant’s internal control over financial reporting;

e)	disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s fourth fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and
5.	The registrant’s certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent function):
a)	all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)	any fraud, whether or not material, that involves management any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal controls over financial reporting.

Date: March 27, 2006	/s/ Edwin E. Laws

Edwin E. Laws
Vice President and Chief Financial Officer
Yadkin Valley Bank and Trust Company
Form 10K 2005

Exhibit 32
Section 1350 Certifications
In connection with the Annual Report of Yadkin Valley Bank and Trust Company (the “Company”) on Form 10-K for the annual period ended December 31, 2005 as filed with the Federal Deposit Insurance Corporation on the date hereof (the “Report”), I, William A. Long, Chief Executive Officer of the Company, and I, Edwin E. Laws, Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 that, to the best of my knowledge:
1.	The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and the results of operations of the Company.

/s/ William A. Long	/s/ Edwin E. Laws

William A. Long	Edwin E. Laws
President and Chief Executive Officer	Vice President and Chief Financial Officer

Date: March 27, 2006	Date: March 27, 2006
Yadkin Valley Bank and Trust Company
Form 10K 2005